UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240 14a-12

PERRY ELLIS INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3000 N.W. 107th Avenue

Miami, Florida 33172

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 12, 2012

To the Shareholders of Perry Ellis International, Inc.:

The 2012 Annual Meeting of Shareholders (the “Annual Meeting”) of Perry Ellis International, Inc., a Florida corporation (the “Company” or “Perry Ellis”), will be held at our principal executive offices at 3000 N.W. 107th Avenue, Miami, Florida 33172 at 11:00 A.M. on June 12, 2012 for the following purposes:

1.	To elect three directors of the Company to serve until the 2015 Annual Meeting of Shareholders;

2.	To hold an advisory vote on the Company’s executive compensation;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2013; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Our Board of Directors has fixed the close of business on May 3, 2012 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

Important Notice Regarding the Availability of

Proxy Materials for the Shareholder

Meeting to be Held on June 12, 2012

This proxy statement and our annual report to shareholders on Form 10-K are available at:

http://www.cstproxy.com/perryellis/2012

Your vote is important. Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the pre-addressed envelope provided for that purpose as promptly as possible. No postage is required if mailed in the United States.

By Order of the Board of Directors,

Fanny Hanono,

Secretary

Miami, Florida

May 9, 2012

ALL SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND, WE RESPECTFULLY URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE ANNUAL MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON. “STREET NAME” SHAREHOLDERS WHO WISH TO VOTE THEIR SHARES IN PERSON WILL NEED TO OBTAIN A PROXY FROM THE PERSON IN WHOSE NAME THEIR SHARES ARE REGISTERED.

PERRY ELLIS INTERNATIONAL, INC.

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 12, 2012

PROXY STATEMENT

TIME, DATE AND PLACE OF ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Perry Ellis International, Inc., a Florida corporation (the “Company” or “Perry Ellis”), of proxies from the holders of our common stock, par value $.01 per share, for use at our Annual Meeting of Shareholders (the “Annual Meeting”) to be held at our principal executive offices at 3000 N.W. 107th Avenue, Miami, Florida 33172 at 11:00 A.M. on June 12, 2012, and at any adjournments or postponements thereof pursuant to the enclosed Notice of Annual Meeting.

The approximate date this proxy statement and the enclosed form of proxy are first being sent to shareholders is May 9, 2012. Shareholders should review the information provided herein in conjunction with our Annual Report to Shareholders that accompanies this proxy statement. Our principal executive offices are located at 3000 N.W. 107th Avenue, Miami, Florida 33172, and our telephone number is (305) 592-2830.

INFORMATION CONCERNING PROXY

The enclosed proxy is solicited on behalf of our Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with our Secretary at our headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by us at or prior to the Annual Meeting.

We will pay the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally, by telephone, or by Company officers and employees without additional compensation. We will pay all costs of solicitation, including the reimbursement of certain reasonable expenses of brokers and nominees who mail proxy soliciting materials to their customers or principals. We have not retained a professional proxy solicitor or other firm to assist with the solicitation of proxies, although, we may do so if deemed appropriate.

PURPOSES OF THE ANNUAL MEETING

At the Annual Meeting, our shareholders will consider and vote upon the following matters:

1.	To elect three directors of the Company to serve until the 2015 Annual Meeting of Shareholders;

2.	To hold an advisory vote on our executive compensation;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2013; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Unless contrary instructions are indicated on the enclosed proxy, all shares of common stock represented by valid proxies received pursuant to this solicitation (and that have not been revoked in accordance with the procedures set forth herein) will be voted (a) “FOR” the election of the respective nominees for director named in the Section titled “Election of Directors,” (b) “FOR” the advisory vote on our executive compensation, (c) “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2013, and in the discretion of the persons named in the proxy in connection with any other business that may properly come before the Annual Meeting. The Board of Directors knows of no other business that may properly come before the Annual Meeting; however, if other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote thereon in accordance with their best judgment. In the event a shareholder specifies a different choice by means of the enclosed proxy, the shareholder’s shares will be voted in accordance with the specification so made.

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

Our Board of Directors has set the close of business on May 3, 2012, as the record date for determining which of our shareholders are entitled to notice of, and to vote, at the Annual Meeting. As of the record date, there were approximately 15,747,426 shares of common stock that are entitled to be voted at the Annual Meeting. Each share of common stock is entitled to one vote on each matter submitted to shareholders for approval at the Annual Meeting.

The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Directors will be elected by a plurality of the votes cast by the shares of common stock represented in person or by proxy at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting will be required for approval of the other proposals covered by this Proxy Statement. If a shareholder provides specific voting instructions, his or her shares will be voted as instructed. If a shareholder holds shares in his or her name and returns a properly executed proxy without giving specific voting instructions, the shareholder’s shares will be voted FOR all nominees for director and FOR Proposal 2 and 3, as recommended by our Board of Directors. If less than a majority of the outstanding shares entitled to vote is represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

Prior to the Annual Meeting, we will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting and will be counted as votes cast at the Annual Meeting, but will not be counted as votes cast for or against any given matter.

If your shares are held in street name through a bank or broker, your bank or broker may vote your shares under certain circumstances if you do not provide voting instructions before the Annual Meeting, in accordance with New York Stock Exchange rules that govern the banks and brokers. These circumstances include “routine matters,” such as the ratification of the appointment of our independent registered public accounting firm described in this Proxy Statement. Thus, if you do not vote your shares with respect to these matters, your bank or broker may vote your shares on your behalf or leave your shares unvoted.

The election of directors and the advisory vote on our executive compensation are not considered “routine matters.” Thus, if you do not vote your shares with respect to any of these matters, your bank or broker may not vote the shares, and your shares will be left unvoted on the matter.

“Broker non-votes” occur when shares represented by proxies received from a bank or broker are not voted on a matter because the bank or broker did not receive voting instructions from the bank or broker’s customer. Broker non-votes, will be treated the same as abstentions, which means the shares will be deemed to be present at the Annual Meeting for purposes of determining whether a quorum exists. In tabulating the votes for any particular proposal, shares that constitute broker non-votes or abstentions are not considered shares present and entitled to vote with respect to the matter on which the broker has not voted or the abstention has been received. Thus, abstentions and broker non-votes will not have an effect on any of the proposals at this meeting because they will not be counted as votes cast.

PROPOSAL 1 – ELECTION OF DIRECTORS

ELECTION OF DIRECTORS

During fiscal 2012, the Board of Directors unanimously approved a reduction in the size of the board from nine directors to seven directors. Our amended and restated articles of incorporation provide that the Board of Directors be divided into three classes. Each class of directors serves a staggered three-year term. Oscar Feldenkreis, Joe Arriola, and Joseph P. Lacher hold office until the 2012 Annual Meeting. George Feldenkreis and Gary Dix hold office until the 2013 Annual Meeting. Joseph Natoli and Eduardo M. Sardiña hold office until the 2014 Annual Meeting. At the Annual Meeting, three directors will be elected by the shareholders to serve until the Annual Meeting to be held in 2015, or until their successors are duly elected and qualified. Messrs. Feldenkreis, Arriola and Lacher are standing for re-election at the Annual Meeting. The accompanying form of proxy when properly executed and returned to us, will be voted FOR the election as directors of the three persons named below to the class of directors set forth opposite each of their respective names, unless the proxy contains contrary instructions. Proxies cannot be voted for a greater number of persons in each class of directors than the number of nominees named in this Proxy Statement who are nominated for election to such class. Management has no reason to believe that any of the nominees is unable or unwilling to serve if elected. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxy will be voted for the election of such person or persons as shall be designated by our Board of Directors.

Nominees

The persons nominated as directors are as follows:

Name	Age	Position with the Company	Term Expires	Term of Class Expires
Oscar Feldenkreis	52	Vice Chairman of the Board, President and Chief Operating Officer	2012	2015
Joe Arriola (1)(2)(3)(4)	65	Director	2012	2015
Joseph P. Lacher (1)(2)(3)(4)(5)	66	Director	2012	2015

(1)	Member of Compensation Committee.
(2)	Member of Corporate Governance Committee.
(3)	Member of Nominating Committee.
(4)	Member of Investment Policy Committee.
(5)	Member of Audit Committee.

Oscar Feldenkreis was elected our Vice President and a director in 1979 and joined us on a full-time basis in 1980. Mr. Feldenkreis has been involved in all aspects of our operations since that time and was elected President and Chief Operating Officer (the “COO”) in February 1993 and elected Vice Chairman of the Board in March 2005. He is a member of the Board of Directors of FIT’s Educational Foundation for the Fashion Industries, Advisory Board of My Mela and an Advisory Member for the University of Pennsylvania’s Wharton School of Business Retail. Mr. Feldenkreis’ extensive experience in the apparel industry and all aspects of the markets served by the Company, as well as his role as our COO, make him uniquely qualified to serve as a member of the Board.

Joe Arriola was appointed to our Board of Directors in 2006. In 1972, Mr. Arriola founded Avanti-Case Hoyt, a commercial printing company, and served as its President until 2001. From 2003 to 2006, he was Manager for the City of Miami. Between August 2006 and December 2006, he was the Managing Partner of MBF Healthcare Partners, a private equity firm. Mr. Arriola served as the President and Chief Executive Officer of Pullmantur Cruises, the largest cruise line in Spain from September 2007 to September 2008, from which he retired. He is Treasurer and a member of the Financial Recovery Board of Jackson Memorial Hospital. Mr. Arriola’s executive and entrepreneurial experience provides him with extensive knowledge of many issues that affect us, and allows him to advise the Board and the Company on matters involving global operations, strategic planning and marketing matters.

Joseph P. Lacher was elected to our Board of Directors in 1999. From 1991 until his retirement in 2005, Mr. Lacher was State President for Florida Operations of BellSouth Telecommunications, Inc., a telecommunications company. From 1967 through 1990, Mr. Lacher served in various management capacities at AT&T corporate headquarters and at BellSouth. Mr. Lacher was Chairman of Great Florida Bank between June 2004 and December 2006. He is lead director of TECO Energy, Inc. and is chair of its audit committee. He is a chairman and director of Goodwill of South Florida, and a trustee and board member of St. Thomas University. Mr. Lacher is uniquely qualified to serve on the Board primarily as a result of his extensive experience leading a major division of a large publicly traded company and his service on the board of directors of other public companies which also provides a strong background for his role as chair of the Audit Committee and an audit committee financial expert.

PROPOSAL 1 – THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF ALL OF THE NOMINEES FOR ELECTION AS DIRECTORS

Management

Set forth below is certain information concerning our continuing directors who are not currently standing for election and our other executive officers who are not directors:

Name	Age	Position with the Company	Term Expires
Directors
George Feldenkreis	76	Chairman of the Board and Chief Executive Officer	2013
Gary Dix (1)(2)	64	Director	2013
Joseph Natoli (2)(3)(4)	56	Director	2014
Eduardo M. Sardiña (2)(3)(4)(5)	66	Director	2014

Other Executive Officers
Anita Britt	48	Chief Financial Officer	N/A
Fanny Hanono	50	Secretary and Treasurer	N/A
Stephen Harriman	54	President, Bottoms Division	N/A
Luis Paez	51	Chief Information Officer	N/A
Cory Shade	47	General Counsel and Assistant Secretary	N/A

(1) Member of Investment Policy Committee.	(4) Member of Nominating Committee.
(2) Member of Corporate Governance Committee.	(5) Member of Compensation Committee.
(3) Member of Audit Committee.

George Feldenkreis founded the Company in 1967, has been involved in all aspects of our operations since that time and served as our President and a director until February 1993, at which time he was elected Chairman of the Board and Chief Executive Officer (the “CEO”). He is a trustee of the University of Miami, a member of the Board of Directors of the Greater Miami Jewish Federation, a trustee of the Simon Wiesenthal Board, and a member of the Board of Directors of the American Apparel and Footwear Association. He is also a director of

Federal Mogul Corporation. Mr. Feldenkreis’ development and expansion of the Company from a small privately-held company to a successful multi-brand public company, as well as his role as our CEO, provide valuable experience and insight to the Board and the Company.

Gary Dix was elected to our Board of Directors in 1993. Since February 1994, Mr. Dix, a certified public accountant, an accredited business valuator, and a certified valuation analyst, has been a shareholder at Mallah Furman & Company, P.A., an accounting firm, and has served as Managing Director of the accounting firm since December 2011. From 1979 to January 1994, Mr. Dix was a partner of Silver Dix & Hammer, P.A., another accounting firm. Mr. Dix’s accounting, tax, and business valuation experience is a valuable resource to the Board and the Company, and provides a strong background for his role as chair of the Investment Policy Committee.

Joseph Natoli was appointed to our Board of Directors in December 2007. Since 2006, Mr. Natoli has served as Senior Vice President of Business and Finance and Chief Financial Officer of the University of Miami, where he has direct responsibility over multiple financial and operational areas of the university. From 2004 to 2006, Mr. Natoli was Chairman and Publisher of Philadelphia Newspapers, Inc., publishers of The Philadelphia Inquirer, the Philadelphia Daily News and philly.com. From 2001 to 2003, Mr. Natoli was President and Publisher of the San Jose Mercury News. From 1994 to 2001, Mr. Natoli was President of the Miami Herald Publishing Company. Mr. Natoli’s background as Chief Financial Officer and as an executive of news media organizations, provides him with financial and operational experience that allows him to advise us on a range of matters and serve as an audit committee financial expert.

Eduardo M. Sardiña was appointed to our Board of Directors in March 2010. From 1996 until his retirement in 2006, Mr. Sardiña served as Chief Executive Officer of Bacardi USA and, beginning in 2000, he also served as President of the North American Region and a member of the Executive Committee and Director of Bacardi Limited, an international consumer products company. From 1973 through 1996, Mr. Sardiña served in various management capacities for the Bacardi organization, in the United States and internationally, including Managing Director of Europe from 1992 through 1995. From 2006 until 2007, he served as a consultant to Bacardi Ltd. Mr. Sardiña is a member of the Orange Bowl Committee, and the South Florida Advisory Board of the Sun Trust Bank and a trustee of the University of Miami. Mr. Sardiña’s years of experience leading a major division of a global multi-brand consumer products company, particularly in the development and marketing of consumer products provides him with a background that is relevant to the Board and business and allows him to advise us on a range of global matters and serve as an audit committee financial expert.

Anita Britt was appointed Chief Financial Officer in March 2009. From 2006 until 2009, Ms. Britt served as Executive Vice President and Chief Financial Officer of Urban Brands, Inc., an apparel company. From 1993 to 2006, Ms. Britt served in various positions, including that of Executive Vice President, Finance for Jones Apparel Group, an apparel company.

Fanny Hanono was appointed Secretary and Treasurer in September 1990, after serving as our Assistant Secretary and Assistant Treasurer from September 1988 to August 1990. Additionally, she has overseen our Human Resources since April 2003, and has managed insurance and imports since 2006. From April 2012 to present she also has served as President of GFX an automotive parts company.

Stephen Harriman was appointed President, Bottoms Division in 2006. Since 1995, Mr. Harriman has been responsible for sourcing of our bottom products. Prior to 1995, Mr. Harriman was a buyer for Marshall’s, an off-price family apparel and home fashions retailer.

Luis Paez was appointed to Chief Information Officer (“CIO”) in 2000. From December 1994 to 2000, he served as our MIS Director. From 1989 to 1994, he held various positions including that of Systems Director for Sauve Shoes, a shoe company.

Cory Shade was appointed Senior Vice President and General Counsel in 2006, and Assistant Secretary in 2010. Between 2002 and 2006, Ms. Shade was General Counsel of BG Investments, an investment company.

From 2000 through 2002, Ms. Shade was a corporate attorney at the law firm of Kilpatrick Stockton LLP. From 1998 through 2000, Ms. Shade was General Counsel of FirstCom Corporation, a telecommunications company which merged into AT&T Latin America Corp. From 1996 through 1998, Ms. Shade was a corporate attorney at the law firm of Steel, Hector & Davis LLP, now known as Squire Saunders & Dempsey LLP.

George Feldenkreis is the father of Oscar Feldenkreis, our Vice Chairman, President and COO and a director, and Fanny Hanono, our Secretary and Treasurer. There are no other family relationships among our directors and executive officers.

Our executive officers are elected annually by our Board of Directors and serve at the discretion of our Board of Directors. Our directors hold office until the third succeeding Annual Meeting of Shareholders after their respective election, unless otherwise stated, and until their successors have been duly elected and qualified.

CORPORATE GOVERNANCE

Board Responsibilities, Structure and Requirements

The board oversees, counsels and directs management in our long-term interests and those of our shareholders. The board’s responsibilities include:

•	Selecting and regularly evaluating the performance of the CEO and other executive officers;

•	Reviewing and approving our major financial objectives and strategic and operating plans, business risks and actions;

•	Overseeing the conduct of our business to evaluate whether the business is being properly managed; and

•	Overseeing the processes for maintaining the integrity of our financial statements and other publicly disclosed information in compliance with law.

The board has a “lead director.” Joseph P. Lacher was elected lead director in the fiscal year ended January 31, 2007, and continues to serve in this position. The responsibilities of the lead director are as follows:

•	Presiding at all executive sessions of the meetings of the Board of Directors without any management members present;

•	Serving as a liaison between the Chairman and the independent directors; and

•	Calling meetings of the independent directors.

George Feldenkreis serves as both Chairman of the Board and CEO for our company. The board believes that the combined role of Chairman and CEO is the appropriate leadership structure for us at this time. This leadership model provides clear accountability and efficient and effective leadership of our business, and the board believes Mr. Feldenkreis is the appropriate person to lead both our board and the management of our business.

All directors are required to own at least 3,000 shares of our common stock within three years after election to our board. In addition, we encourage our directors to attend formal training programs in areas relevant to the discharge of their duties as directors. We reimburse directors for all expenses they incur in attending such programs.

All of our directors are expected to comply with our Code of Business Conduct and Ethics and our Insider Trading Policy. The Board of Directors conducts an annual self-assessment.

Meetings and Committees of the Board of Directors

The board and its committees meet throughout the year on a set schedule, and hold special meetings and act by written consent from time to time as appropriate. During the fiscal year ended January 28, 2012 (“fiscal 2012”), our Board of Directors held eight meetings including board meetings held via conference call. During fiscal 2012, all of our sitting directors attended at least 75% of the meetings of the Board of Directors and applicable committees on which they served. We strongly encourage all directors to attend the Annual Meeting of Shareholders, but we have no specific policy requiring attendance by directors at such meetings. All of our sitting directors attended the 2011 Annual Meeting of Shareholders.

The board delegates various responsibilities and authority to different board committees. Committees regularly report on their activities and actions to the full board. The standing committees of the Board of Directors are the Audit Committee (the “Audit Committee”), the Compensation Committee (the “Compensation Committee”), the Corporate Governance Committee (the “Corporate Governance Committee”), the Nominating

Committee (the “Nominating Committee”) and the Investment Policy Committee (the “Investment Policy Committee”). The board has determined that each member of the Audit Committee, Compensation Committee, Corporate Governance Committee and Nominating Committee is an independent director in accordance with the standards adopted by The Nasdaq Stock Market, Inc. (“NASDAQ”). Our outside independent directors meet without management at regularly scheduled executive sessions, in conjunction with regularly scheduled board and committee meetings, and at such other times as they deem appropriate.

Our board or the applicable committee has adopted written charters for the Audit, Compensation, Nominating and Corporate Governance Committees and has adopted corporate governance guidelines that address the composition and duties of the board and its committees. The charters for the Audit, Compensation, Corporate Governance and Nominating Committee and corporate governance guidelines are posted in the “Investor Relations” section of our website at www.pery.com, and each is available in print, without charge, to any shareholder. Each of the committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by us.

Audit Committee

The Audit Committee is comprised of Joseph P. Lacher, Chairman of the committee, Joseph Natoli and Eduardo M. Sardiña. The Audit Committee’s functions include overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, the selection and qualifications of our independent registered public accounting firm, and the performance of our internal audit function and controls regarding finance, accounting, risk, legal compliance and ethics that management and our Board of Directors have established. In this oversight capacity, the Audit Committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent registered accounting firm, including any recommendations to improve the system of accounting and internal controls. The Audit Committee met on nine occasions during fiscal 2012, including participation in conference calls with members of management and our independent registered public accounting firm to review and pre-approve earnings’ press releases and our quarterly and annual periodic reports before their issuance.

The Audit Committee is comprised of outside directors who are not officers or employees of us or our subsidiaries. In the opinion of the Board of Directors, all of the members of the Audit Committee are “independent” as that term is defined in the NASDAQ listing standards and the rules and regulations of the Securities and Exchange Commission (the “Commission”) and these directors are independent of management and free of any relationships that would interfere with their exercise of independent judgment as members of the Audit Committee. Additionally, all of the Audit Committee members have been determined by our Board of Directors to meet the qualifications of an “Audit Committee Financial Expert” in accordance with the Commission’s rules.

Deloitte & Touche LLP, our independent registered public accounting firm, reports directly to the Audit Committee. Our internal audit department also reports directly to the Audit Committee through the Vice President of Internal Audit. The Audit Committee, consistent with the Sarbanes Oxley Act of 2002 and the Commission’s rules adopted thereunder, meets with management and the independent registered public accounting firm prior to the filing of our periodic reports. The Audit Committee has also adopted a policy and procedures for reporting improper activity to enable confidential and anonymous reporting of improper activities to the Audit Committee and the treatment of such reported activity.

Compensation Committee

The Compensation Committee is presently comprised of Joe Arriola, Chairman of the committee, Joseph P. Lacher and Eduardo M. Sardiña. The Compensation Committee determines the goals and objectives, and makes determinations regarding the salary and incentives for the CEO, approves salaries and incentives for other executive officers, administers our incentive compensation plans and makes recommendations to the Board of

Directors and senior management regarding our compensation programs, including an assessment of the risks associated with such programs. The Compensation Committee held seven meetings during fiscal 2012 including committee meetings held via conference calls.

Corporate Governance Committee

The Corporate Governance Committee is presently comprised of Joe Arriola, Chairman of the committee, Gary Dix, Joseph P. Lacher, Joseph Natoli and Eduardo M. Sardiña. The Corporate Governance Committee is responsible for evaluating our governance and the governance of our board and its committees; monitoring our compliance and that of the board and its committees with our corporate governance guidelines; evaluating our corporate governance guidelines and reviewing those matters that require the review and consent of the independent directors of the board and that are not otherwise within the responsibilities delegated to another committee of the board. The Corporate Governance Committee met four times in fiscal 2012.

Nominating Committee

The Nominating Committee is presently comprised of Joe Arriola, Joseph P. Lacher, Joseph Natoli and Eduardo M. Sardiña. The committee assists the Board of Directors, on at least an annual basis, by identifying individuals qualified to become board members, and recommending to the board the director nominees for the next Annual Meeting of Shareholders. The Nominating Committee met two times in fiscal 2012. Pursuant to the board membership criteria as set forth in the corporate governance guidelines, the committee requires each director or nominee that it considers for the Board of Directors: (1) be a person of personal and professional integrity; (2) demonstrate seasoned business judgment; (3) be independent from management (with respect to outside directors); (4) possess strategic planning experience/vision; and (5) have time to commit to the board.

Additionally, pursuant to our corporate governance guidelines, the committee has determined that it will consider a number of other factors, skills and characteristics in evaluating candidates for the Board of Directors, such as:

•	The candidate’s history of conducting his/her personal and professional affairs with the utmost integrity and observing the highest standards of values, character and ethics;

•	The candidate’s ability to comprehend our strategic goals and to help guide us towards the accomplishment of those goals;

•	The candidate’s time availability for in-person participation at Board of Directors and committee meetings;

•	The candidate’s judgment and business experience with related businesses or other organizations of comparable size;

•

The knowledge and skills the candidate would add to the Board of Directors and its committees, including the candidate’s knowledge of Commission and NASDAQ regulations, and accounting and financial reporting requirements;

•	The candidate’s ability to satisfy the criteria for independence established by the Commission and the NASDAQ;

•	The candidate’s business management and leadership experience;

•	The overall financial acumen of the candidate;

•	The candidate’s technical knowledge;

•	The candidate’s industry knowledge;

•	The functional experience of the candidate;

•	The risk management experience of the candidate;

•	The gender and cultural diversity of the candidate;

•	The makeup, skills and experience of the Board as a whole; and

•	The interplay of the candidate’s experience with the experience of other board members.

The Board believes that the Board of Directors should be a diverse body and the Nominating Committee regularly evaluates the composition of the Board of Directors in light of the Company’s strategies, business focus and related factors. In assessing the appropriate composition of the Board of Directors, the committee considers diversity. The committee approaches diversity broadly, including gender and cultural diversity, and takes into account the candidates’ various professional and personal backgrounds, skill sets and business perspectives.

The committee will consider a candidate recommended by a shareholder, provided that the shareholder mails a recommendation to us that contains the following:

•	The recommending shareholder’s name and contact information;

•	The candidate’s name and contact information;

•	A brief description of the candidate’s background and qualifications, taking into account the qualification factors set forth above;

•	The reasons why the recommending shareholder believes the candidate would be well suited for the Board of Directors;

•	A statement by the candidate that the candidate is willing and able to serve on the Board of Directors; and

•	A brief description of the recommending shareholder’s ownership of our common stock and the term during which such shares have been held.

In making its determination whether to recommend that the Board of Directors nominate a candidate who has been recommended by a shareholder, the committee will consider, among other things, (a) the appropriateness of adding another director to the Board of Directors and (b) the candidate’s background and qualifications. The committee may conduct an independent investigation of the background and qualifications of a candidate recommended by a shareholder, and may request an interview with the candidate. The committee will not determine whether to recommend that the Board of Directors nominate a candidate until the committee completes what it believes to be a reasonable investigation, even if that delays the recommendation until after it is too late for the candidate to be nominated with regard to a particular meeting of shareholders. When the committee determines not to recommend that the Board of Directors nominate a candidate, or the Board determines to nominate or not to nominate a candidate, the committee will notify the recommending shareholder and the candidate of the determination.

Investment Policy Committee

The Investment Policy Committee is comprised of Gary Dix, Chairman of the committee, Joe Arriola and Joseph P. Lacher. The Investment Policy Committee’s function is to oversee and administer the retirement plan and the pension plan acquired as a result of our acquisition of Perry Ellis Menswear, LLC in 2003 and our 401(k) plan. The Investment Policy Committee met on three occasions during fiscal 2012.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee (i) has ever been an officer or employee of us, (ii) had any relationship requiring disclosure by us under Commission rules, or (iii) is an executive officer of another entity where one of our executive officers serves on the Board of Directors.

Director Independence

The Board has determined that a majority of its members are “independent” in accordance with NASDAQ standards. In determining the independence of directors, our Board of Directors considered information regarding the relationships between each director and his or her family and us. Our Board of Directors made its determinations under the listing requirements of the NASDAQ. The NASDAQ independence definition includes a series of objective tests, such as the director is not our employee and has not engaged in various types of business dealings with us. As required by the NASDAQ listing requirements, our Board of Directors made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. After reviewing the information presented to it, our Board of Directors concluded that Joe Arriola, Gary Dix, Joseph P. Lacher, Joseph Natoli, and Eduardo M. Sardiña each satisfied the NASDAQ standards of independence. The Board’s independence determination included the review of the relationship between Gary Dix and us. Mr. Dix is a partner in the accounting firm of Mallah Furman & Company, P.A., that provides accounting services to certain members of the Feldenkreis family which totaled approximately $68,000 in fiscal 2012. Neither Mr. Dix nor Mallah Furman provided accounting and/or other services to us in fiscal 2012. The Board considered the nature of the services and the fees paid in relation to the firm’s total revenue and determined that Mr. Dix was independent. Additionally, our Board’s independence determination included the review of the relationship between Joseph Natoli and us. Mr. Natoli is the Senior Vice President of Business and Finance and Chief Financial Officer of the University of Miami. George Feldenkreis and Eduardo Sardiña serve as Trustees of the University of Miami. Neither Mr. Feldenkreis nor Mr. Sardiña serves in a position at the University of Miami, as a trustee or otherwise, responsible for determining the compensation of Mr. Natoli. The Board considered the nature of the relationships and determined that Mr. Natoli was independent.

In addition to the NASDAQ standards for independence, the directors who serve on the Audit Committee each satisfy standards established by the Commission providing that to qualify as “independent” for the purposes of serving on the Audit Committee, members of the Audit Committee may not accept, directly or indirectly, any consulting, advisory, or other compensatory fee from us other than their director compensation.

Shareholder Communication with the Board of Directors

Our Board of Directors has established a procedure that enables shareholders to communicate in writing with members of the Board of Directors. Any such communication should be addressed to Perry Ellis International, Inc., 3000 N.W. 107th Avenue, Miami, Florida 33172, Attention: General Counsel. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Under the procedures established by our Board of Directors, upon receipt of such communications, our General Counsel will log receipt of such communications and send a copy of all communications that the General Counsel believes are bona fide and require attention to each member of our Board of Directors, identifying each one as a communication received from a shareholder. The General Counsel will also periodically provide our Board of Directors with a summary of all communications received and any responsive actions taken. Absent unusual circumstances, at the next regularly scheduled meeting of our Board of Directors held more than two days after a communication has been distributed, the Board of Directors will consider the substance of any communication that any director wants to discuss.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines. The Corporate Governance Committee is responsible for overseeing these guidelines and making recommendations to the Board concerning corporate governance matters. Among other matters, the guidelines address the following items concerning the Board and its committees:

•	Director qualifications generally and guidelines on the composition of the Board and its committees;

•	Director responsibilities and the standards for carrying out such responsibilities;

•	Board membership criteria;

•	Board committee requirements;

•	Director compensation;

•	Director access to management and independent advisors;

•	Director orientation and continuing education requirements; and

•	CEO evaluation, management succession and CEO compensation.

Role of Board in Risk Oversight

We have a comprehensive enterprise risk management process in which management is responsible for managing our risks and the Board and its committees provide review and oversight in connection with these efforts. Risks are identified, assessed and managed on an ongoing basis by management and addressed during periodic senior management meetings, resulting in both Board and committee discussions and public disclosure, as appropriate. The Board is responsible for overseeing management in the execution of its risk management responsibilities and for reviewing our approach to risk management. The Board administers this risk oversight function either through the full Board or through one of its standing committees, each of which examines various components of our enterprise risks as part of its responsibilities. An overall review of risk is inherent in the Board’s consideration of our long and short term strategies, acquisitions and significant financial matters. The Audit Committee oversees financial risks (including risks associated with accounting, financial reporting, enterprise resource planning, and collectability of receivables), legal and compliance risks and other risk management functions. The Compensation Committee considers risks related to the attraction and retention of talent and risks relating to the design of compensation programs and arrangements, including a periodic review of such compensation programs to ensure that they do not encourage excessive risk-taking. The Investment Policy Committee considers risks related to the retirement and pension plan and 401(k) plan. The Nominating Committee considers risks related to the recruitment and retention of directors with the appropriate background to oversee, counsel and direct management. The Corporate Governance Committees considers risks related to corporate governance practices.

In fiscal 2011, the Company created an Enterprise Risk Management Committee (“ERM Committee”), a non-Board committee under the supervision of the Company’s Chief Executive Officer, to centrally coordinate the comprehensive enterprise risk management process. The first task of the ERM Committee was the identification of the Company’s programs and processes related to risk management, and the individuals responsible for them. Our internal audit department, along with the assistance of PriceWaterhouse Coopers, conducted a self-assessment interview of senior personnel requesting information regarding perceived risks to the Company, with follow-up interviews with members of senior management to review any gaps between responses. The information gathered was tailored such that the risks were categorized into five categories: Financial/Reporting; Compliance and Legal; Strategic and External; Operational; and Technology. The ERM Committee then reviewed and analyzed the likelihood, impact, inherent risk and residual risk for all identified risks and categorized the likelihood and impact of each identified risk. Included in the review was the identification of the top concerns, assessment of their possible impact and probability, and identification of the responsible risk owner. Finally, a condensed top risks plan document was completed. The results of these efforts were reported to the Board of Directors, which is responsible for overseeing the design of the risk management process. Since its implementation, regular updates are given to the Board of Directors and the ERM Committee regularly assesses, monitors and re-evaluates Company risks.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Our Audit Committee and our Corporate Governance Committee share the responsibility for the review and approval of “related party transactions” between us and our executive officers, directors or other related persons. Under Commission rules, a related person is a director, officer, nominee for director or 5% or greater shareholder of us since the beginning of our last fiscal year and their immediate family members. Our written policies require the review and approval of these related party transactions by committees of independent directors. It is the responsibility of each director and executive officer to bring any related party transactions to our attention before we enter into the transaction. In addition, we circulate written questionnaires to our executive officers and directors each year, that ask for information about related party transactions. In reviewing and approving related party transactions, directors of either the Audit Committee or the Corporate Governance Committee who do not have an interest in the transaction consider the relevant facts and determine whether the transaction is not less favorable to us than could have been obtained by us in arm’s-length negotiations with unaffiliated persons.

We lease approximately 66,000 square feet of space from our CEO. The space is comprised of approximately 16,000 square feet for administrative offices, approximately 45,000 square feet for warehouse distribution and approximately 5,000 square feet for retail. These facilities are in close proximity to our corporate headquarters. Rent expense, including insurance and taxes, amounted to approximately $609,000 for the fiscal year ended January 28, 2012. At the inception of the leases in 2004, the Audit Committee reviewed the terms of the two ten-year leases to ensure that they were reasonable and at, or below market. This review included the evaluation of information from third party sources.

We are a party to an aircraft charter agreement with a third party that charters an aircraft from an entity owned by our CEO and COO. There is no minimum usage requirement, and the charter agreement can be terminated with 60 days notice. We paid this third party $2.1 million for the fiscal year ended January 28, 2012. On, at least an annual basis the Audit Committee or Corporate Governance Committee reviews the terms of the current arrangement to ensure that it is at, or below market. This review includes the evaluation of information from third party sources.

We are a party to licensing agreements with Isaco International, Inc. (“Isaco”), pursuant to which Isaco was granted the exclusive license to use the Perry Ellis and John Henry brand names in the United States and Puerto Rico to market a line of men’s underwear, hosiery and loungewear. The principal shareholder of Isaco is the father-in-law of Oscar Feldenkreis, our COO. Royalty income earned from the Isaco license agreements amounted to $2.1 million for the fiscal year ended January 28, 2012. Our Corporate Governance or Audit Committee reviews renewals or extensions of the licensing agreement to ensure that they are consistent with the terms and conditions of our other license agreements.

For the fiscal year ended January 28, 2012, we paid Sprezzatura Insurance Group LLC approximately $888,000 in insurance premiums for property and casualty, cargo, employment practices, privacy and network liability, fiduciary, commercial crime, commercial accident and travel, kidnap and ransom insurance, and insurance premiums relating to the comprehensive coverage of all of our foreign offices including liability. Joseph Hanono, the son of Fanny Hanono, our Secretary and Treasurer, is a member of Sprezzatura Insurance Group. On an annual basis, our Corporate Governance or Audit Committee reviews the terms of the current arrangement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the close of business on May 3, 2012, information with respect to the beneficial ownership of our common stock by (i) each person who is known by us to beneficially own 5% or more of our outstanding common stock, (ii) each of the Named Executive Officers listed on the Summary Compensation Table below, (iii) each of our directors, and (iv) all of our directors and executive officers as a group. We are not aware of any beneficial owner of more than 5% of our outstanding common stock other than as set forth in the following table.

Name and Address of Beneficial Owner(1)(2)	Number of Shares	% of Class Outstanding
George Feldenkreis (3)(19)	2,328,226	14.5%
Oscar Feldenkreis (4)(19)	1,830,950	11.4%
Joe Arriola (5)(19)	21,614	*
Gary Dix (6)(19)	36,016	*
Joseph P. Lacher (7)(19)	34,141	*
Joseph Natoli (8)(19)	37,864	*
Eduardo M. Sardiña (9)(19)	13,020	*
Anita Britt (10)	24,468	*
Stephen Harriman (11)	56,925	*
Luis Paez (12)	42,460	*
John Voith(13)	32,272	*
All directors and executive officers as a group (12 persons) (14)	4,779,156	29.0%

Dimensional Fund Advisors LP (f/k/a Dimensional Fund Advisors, Inc.)	1,299,869	8.3%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746 (15)

BlackRock, Inc.	1,219,400	7.8%
40 East 52nd Street, New York, NY 10022 (16)

Royce & Associates, LLC	974,878	6.2%
745 Fifth Avenue, New York, NY 10151 (17)

NorthPointe Capital, LLC	951,626	6.1%
101 W. Big Beaver, Suite 745, Troy, MI 48084 (18)

*	Less than 1%.
(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Perry Ellis International, Inc., 3000 N.W. 107th Avenue, Miami, Florida 33172.
(2)	Except as otherwise indicated, the persons named in this table have sole voting, investment and dispositive power with respect to all shares of common stock listed, which includes shares of common stock that such persons have the right to acquire within 60 days from the record date.
(3)

Represents (a) 1,569,312 shares of common stock held directly by George Feldenkreis of which approximately 459,600 of such shares are held in a margin account at Merrill Lynch, as collateral for loans to Mr. Feldenkreis, (b) 317,500 shares of common stock issuable upon the exercise of stock options held by George Feldenkreis that are currently exercisable or are exercisable within 60 days of the record date, (c) 66,414 shares of common stock issuable upon the exercise of stock appreciation rights held by Mr. Feldenkreis that are currently exercisable or are exercisable within 60 days of the record date (pursuant to executive ownership guidelines, it is required that 50% of the exercised vested shares are retained for a period of three years from the exercise date), and (d) 375,000 shares of restricted common stock that have been granted, and vest on the 80th birthday of Mr. Feldenkreis provided he is still an employee on such date, and subject to our attainment of certain performance criteria. Mr. Feldenkreis has the power to vote but does not have the power to sell, transfer, pledge, or otherwise dispose of the restricted shares until the shares have vested.

(4)

Represents (a) 1,072,036 shares of common stock held by a revocable trust of which Oscar Feldenkreis is the trustee, (b) 317,500 shares of common stock issuable upon the exercise of stock options held by Oscar Feldenkreis that are currently exercisable or are exercisable within 60 days of the record date, (c) 66,414 shares of common stock issuable upon the exercise of stock appreciation rights held by Mr. Feldenkreis that are currently exercisable or are exercisable within 60 days of the record date (pursuant to executive ownership guidelines, it is required that 50% of the exercised vested shares are retained for a period of three years from the exercise date), and (d) 375,000 shares of restricted common stock that have been granted, and vest on the 60th birthday of Mr. Feldenkreis provided he is still an employee on such date, and subject to the attainment of certain performance criteria. Mr. Feldenkreis has the power to vote but does not have the power to sell, transfer, pledge, or otherwise dispose of the restricted shares until the shares have vested.

(5)	Represents (a) 7,911 shares held directly by Mr. Arriola, (b) 7,475 shares owned by a revocable trust for which Mr. Arriola and his spouse are the trustees, and (c) 6,228 shares of restricted common stock owned directly by Mr. Arriola, of which (i) 2,185 shares of the restricted stock vest and the restrictions lapse on June 18, 2012, (ii) 1,688 shares of restricted stock vest and the restrictions lapse as follows: 844 shares on June 17, 2012 2013, and (iii) 2,355 shares of the restricted stock vest and the restrictions lapse as follows: 785 shares on June 9, 2012, 2013 and 2014. Mr. Arriola has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(6)	Represents (a) 10,161 shares held directly by Mr. Dix, (b) 1,125 shares held in an individual retirement account for his benefit, (c) 18,502 shares of common stock issuable upon the exercise of stock options held by Mr. Dix that are currently exercisable or are exercisable within 60 days of the record date, and (d) 6,228 shares of restricted common stock owned directly by Mr. Dix of which (i) 2,185 shares of restricted stock vest and the restrictions lapse on June 18, 2012, (ii) 1,688 shares of restricted stock vest and the restrictions lapse as follows: 844 shares on June 17, 2012 and 2013, and (iii) 2,355 shares of the restricted stock vest and the restrictions lapse as follows: 785 shares on June 9, 2012, 2013 and 2014. Mr. Dix has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(7)	Represents (a) 19,411 shares of common stock held directly by Mr. Lacher, (b) 8,502 shares of common stock issuable upon the exercise of stock options held by Mr. Lacher that are currently exercisable or are exercisable within 60 days of the record date, and (c) 6,228 shares of restricted common stock owned directly by Mr. Lacher of which (i) 2,185 shares of restricted stock vest and the restrictions lapse on June 18, 2012, (ii) 1,688 shares of restricted stock vest and the restrictions lapse as follows: 844 shares on June 17, 2012 and 2013 and (iii) 2,355 shares of the restricted stock vest and the restrictions lapse as follows: 785 shares on June 9, 2012, 2013 and 2014. Mr. Lacher has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(8)	Represents (a) 28,511 shares held directly by Mr. Natoli, (b) 3,125 shares of common stock issuable upon the exercise of stock options held by Mr. Natoli that are currently exercisable or are exercisable within 60 days of the record date, and (c) 6,228 shares of restricted common stock owned directly by Mr. Natoli, of which (i) 2,185 shares of restricted stock vest and the restrictions lapse on June 18, 2012, (ii) 1,688 shares of restricted stock vest and the restrictions lapse as follows: 844 shares on June 17, 2012 and 2013 and (iii) 2,355 shares of the restricted stock vest and the restrictions lapse as follows: 785 shares on June 9, 2012, 2013 and 2014. Mr. Natoli has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(9)	Represents (a) 5,000 shares owned by a revocable trust for which Mr. Sardiña and his spouse are trustees, (b) 1,279 shares held directly by Mr. Sardiña, (c) 2,480 shares of common stock issuable upon the exercise of stock appreciation rights held by Mr. Sardiña that are currently exercisable or are exercisable within 60 days of the record date, and (d) 4,261 shares of restricted common stock owned directly by Mr. Sardiña of which (i) 218 shares of restricted stock vest and the restriction lapse on March 18, 2013, and (ii) 1,688 shares of restricted stock vest and the restrictions lapse as follows: 844 shares on June 17, 2012 and 2013 and (iii) 2,355 shares of the restricted stock vest and the restrictions lapse as follows: 785 shares on June 9, 2012, 2013 and 2014. Mr. Sardiña has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.

(10)	Represents (a) 2,500 shares held directly by Ms. Britt, (b) 1,000 held jointly by Ms. Britt and her spouse, (c) 2,500 shares of common stock issuable upon the exercise of stock options held by Ms. Britt that are currently exercisable or are exercisable within 60 days of the record date, (d) 5,672 shares of common stock issuable upon the exercise of stock appreciation rights held by Ms. Britt that are exercisable within 60 days of the record date (pursuant to executive ownership guidelines, it is required that 50% of the exercised vested shares are retained for a period of three years from the exercise date), (e) 3,169 shares of restricted stock, which vest 100% on the date we file our Annual Report on Form 10-K for fiscal 2013, provided that Ms. Britt is still an employee of the Company on such date, and we have met certain performance criteria (pursuant to executive ownership guidelines, it is required that 50% of vested shares are retained for a period of three years from the vesting date), (f) 2,784 shares of restricted stock, which vest 100% on the date we file our Annual Report on Form 10-K for fiscal 2014, provided that Ms. Britt is still an employee of the Company on such date, and we have met certain performance criteria (pursuant to executive ownership guidelines, it is required that 50% of vested shares are retained for a period of three years from the vesting date), (g) 4,343 shares of restricted stock, which vest 100% on the date we file our Annual Report on Form 10-K for fiscal 2015, provided that Ms. Britt is still an employee of the Company on such date, and we have met certain performance criteria (pursuant to executive ownership guidelines, it is required that 50% of vested shares are retained for a period of three years from the vesting date), and (h) 2,500 shares of restricted stock vest and the restrictions lapse on March 2, 2013. Ms. Britt has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(11)	Represents (a) 5,014 shares of restricted stock, which vest 100% on the date we file our Annual Report on Form 10-K for fiscal 2013, provided that Mr. Harriman is still an employee of the Company on such date, and we have met certain performance criteria (pursuant to executive ownership guidelines, it is required that 50% of vested shares are retained for a period of three years from the vesting date), (b) 23,959 shares of common stock issuable upon the exercise of stock options held by Mr. Harriman that are currently exercisable or are exercisable within 60 days of the record date, (c) 8,975 shares of common stock issuable upon the exercise of stock appreciation rights held by Mr. Harriman that are currently exercisable or exercisable within 60 days of the record date (pursuant to executive ownership guidelines, it is required that 50% of the exercised vested shares are retained for a period of three years from the exercise date), (d) 7,700 shares of restricted common stock owned directly by Mr. Harriman, which vest 100% on the date we file our Annual Report on Form 10-K for fiscal 2013, provided he is still an employee on such date, and subject to the attainment of certain performance criteria, (e) 4,405 shares of restricted stock, which vest 100% on the date we file our Annual Report on Form 10-K for fiscal 2014, provided that Mr. Harriman is still an employee of the Company on such date, and we have met certain performance criteria (pursuant to executive ownership guidelines, it is required that 50% of vested shares are retained for a period of three years from the vesting date) and (f) 6,872 shares of restricted common stock owned directly by Mr. Harriman, which vest 100% on the date we file our Annual Report on Form 10-K for fiscal 2015, provided he is still an employee on such date, and subject to the attainment of certain performance criteria. Mr. Harriman has the power to vote but does not have the power to sell, transfer, pledge, or otherwise dispose of the restricted shares until the shares have vested.
(12)

Represents (a) 3,049 shares of restricted stock, which vest 100% on the date we file our Annual Report on Form 10-K for fiscal 2013, provided that Mr. Paez is still an employee of the Company on such date, and we have met certain performance criteria (pursuant to executive ownership guidelines, it is required that 50% of vested shares are retained for a period of three years from the vesting date), (b) 3,850 shares of restricted common stock owned directly by Mr. Paez, which vest 100% on the date we file our Annual Report on Form 10-K for fiscal 2013, provided he is still an employee on such date, and subject to the attainment of certain performance criteria, (c) 2,678 shares of restricted stock, which vest 100% on the date we file our Annual Report on Form 10-K for fiscal 2014, provided that Mr. Paez is still an employee of the Company on such date, and we have met certain performance criteria (pursuant to executive ownership guidelines, it is required that 50% of vested shares are retained for a period of three years from the vesting date), (d) 4,178 shares of restricted stock, which vest 100% on the date we file our Annual Report on Form 10-K for fiscal 2015, provided that Mr. Paez is still an employee of the Company on such date, and we have met certain performance criteria (pursuant to executive ownership guidelines, it is required that 50% of vested shares are retained for a period of three years from the vesting date), (e) 23,188 shares of common stock issuable upon the exercise of stock options held by Mr. Paez that are currently exercisable or are exercisable within 60 days of the record date, (f) 5,457 shares of common stock issuable upon the exercise of stock appreciation rights held by Mr. Paez that are currently exercisable or exercisable within 60 days of the record date (pursuant to executive ownership guidelines, it is required that 50% of the exercised vested shares are retained for a period of five years from the exercise date), and (g) 60 shares of common stock held by Mr. Paez’s daughter. Mr. Paez has the power to vote but does not have the power to sell, transfer, pledge, or otherwise dispose of the restricted shares until the shares have vested.
(13)	Represents (a) 4,011 shares of restricted stock, which vest 100% on the date we file our Annual Report on Form 10-K for fiscal 2013, provided that Mr. Voith is still an employee of the Company on such date, and we have met certain performance criteria (pursuant to executive ownership guidelines, it is required that 50% of vested shares are retained for a period of five years from the vesting date), (b) 3,500 shares of restricted common stock owned directly by Mr. Voith, which vest 100% on the date we file our Annual Report on Form 10-K for fiscal 2013, provided he is still an employee on such date, and subject to the attainment of certain performance criteria, (c) 3,524 shares of restricted stock, which vest 100% on the date we file our Annual Report on Form 10-K for fiscal 2014, provided that Mr. Voith is still an employee of the Company on such date, and we have met certain performance criteria (pursuant to executive ownership guidelines, it is required that 50% of vested shares are retained for a period of five years from the vesting date), (d) 5,498 shares of restricted stock, which vest 100% on the date we file our Annual Report on Form 10-K for fiscal 2015, provided that Mr. Voith is still an employee of the Company on such date, and we have met certain performance criteria (pursuant to executive ownership guidelines, it is required that 50% of vested shares are retained for a period of three years from the vesting date), (e) 8,559 shares of common stock issuable upon the exercise of stock options held by Mr. Voith that are currently exercisable or are exercisable within 60 days of the record date, and (f) 7,180 shares of common stock issuable upon the exercise of stock appreciation rights held by Mr. Voith that are currently exercisable or exercisable within 60 days of the record date (pursuant to executive ownership guidelines, it is required that 50% of the exercised vested shares are retained for a period of five years from the exercise date. Mr. Voith has the power to vote but does not have the power to sell, transfer, pledge, or otherwise dispose of the restricted shares until the shares have vested.
(14)	Includes (a) 733,176 shares of common stock issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days of the record date, (b) 161,910 shares of common stock issuable upon the exercise of stock appreciation rights that are currently exercisable or are exercisable within 60 days of the record date, and (c) 846,059 shares of restricted stock that have been granted.
(15)	Based solely on information contained in a Schedule 13G filed with the Commission for the period ended December 31, 2011. Dimensional Fund Advisors LP (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Company described in its Schedule 13G that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in the Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(16)	Based solely on information contained in a Schedule 13G filed with the Commission for the period ended December 31, 2011. Represents shares of common stock held by Blackrock, Inc. and with respect to which Blackrock, Inc. has sole voting and dispositive power.
(17)	Based solely on information contained in a Schedule 13G filed with the Commission for the period ended December 31, 2011. Represents shares of common stock held by Royce & Associates, LLC and with respect to which Royce & Associates, LLC has sole voting and dispositive power.

(18)	Based solely on information contained in a Schedule 13G filed with the Commission for the period ended December 31, 2011. Represents shares of common stock held by North Point Capital, LLC and with respect to which North Point Capital, LLC has sole voting and dispositive power.
(19)	Includes 3,000 shares of our common stock, which is the minimum number of shares directors are required to own within three years of becoming a director to qualify as a director.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and holders of more than 10% percent of our common stock to file reports of beneficial ownership and changes in ownership of our common stock with the Commission. Such persons are required to furnish us with copies of all Section 16(a) forms they file.

Based on a review of our records or oral or written representations from certain reporting persons subject to Section 16(a), we believe that, with respect to fiscal 2012, all filing requirements applicable to our directors and executive officers who are subject to Section 16(a) were complied with except that Messrs. Natoli and Sardiña each filed one late report with respect to one transaction or other reporting event due to administrative oversight. Also, due to an administrative oversight by the Company, each of our executive officers, including our named executive officers, failed to timely file the required reports relating to the grant of certain performance shares and stock appreciation rights to such executive officers under the 2005 Long-term Incentive Compensation Plan, as amended and restated on June 12, 2008, relating to the Company’s fiscal 2012 long-term incentive compensation plan. The date of the earliest transaction was April 11, 2011 and the Form 4’s related to such transaction were filed with the SEC on April 29, 2011.

DIRECTOR COMPENSATION

Directors’ compensation is established by the Board of Directors upon the recommendation of the Compensation Committee. Directors who are also our employees are not paid any fees or other remuneration for service on the Board or any of its committees. The components of directors’ compensation are cash retainer, committee fees and equity based grants. The fiscal 2012 compensation was paid at the same levels as those provided at the end of the fiscal year ended January 29, 2011 (“fiscal 2011”). Specifically, the compensation for our independent directors was: (i) $35,000 per year, payable in quarterly installments; (ii) $1,000 for each Board and/or committee meeting attended in person, except for attendance at Nominating Committee and Governance Committee meetings which do not generate a meeting fee; and (iii) an annual grant of restricted common stock equal to $60,000 in value, with vesting to occur in three equal annual installments (the “Fee Program”). Additionally, the committee chairperson for the Compensation Committee and Investment Committee receive a $5,000 additional cash retainer per year, and the Audit Committee Chair receives a $10,000 additional cash retainer per year. Directors are reimbursed for travel and lodging expenses in connection with their attendance at meetings. Each new director also receives a stock option or stock appreciation rights award equal to $50,000 in option or appreciation rights value, as applicable, with three-year vesting (the “New Director Program”). Directors are also entitled to receive stock options or stock appreciation rights under our equity compensation plans.

Since December 2009, the Compensation Committee has engaged an outside compensation consultant, Pearl Meyer & Partners (“PM&P”), to assist with periodic reviews of the competitiveness of our outside director compensation including market practices relating to director recruitment. The consultant collects market data from the latest proxy filings for peer companies and published surveys representative of industry market practices and reviews competitive practices, prevalence and trends relating to annual cash compensation (retainers and meeting fees), equity-based compensation (stock options, stock appreciation rights, full-value shares), and other notable practices (committee chair premiums). In fiscal 2011, the Compensation Committee redesigned certain aspects of the director compensation programs based on the PM&P’s recommendations including a change to the mix of cash to equity compensation and a greater increase in equity over cash so that total equity is greater than 50% of the total compensation, matching a National Association of Corporate Directors (“NACD”) best practice. Additionally, based on PM&P’s recommendation, the annual retainer of $31,250 was increased to $35,000, effective May 1, 2010 and the value of the Fee Program grant was increased from $50,000 to $60,000 in value, effective June 17, 2010. In March 2012, the Compensation Committee reviewed the competitiveness of our outside director compensation including market practices relating to committee fees, director recruitment and retention. The Committee reviewed industry market practices and competitive practices, and based on the Committee’s overall review including its review of the 2011-2012 NACD Director Compensation Report, a $5,000 Committee retainer for the Governance Committee Chair was initiated. All other director compensation remained the same.

The following table sets forth compensation information for fiscal 2012 for all of our Directors except our CEO and COO. The Compensation of our CEO and COO is described in the section of this Proxy Statement captioned “Executive Compensation.”

Fiscal 2012 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option/SARs Awards ($)	All Other Compensation ($)	Total Compensation ($)
Joe Arriola	52,000	60,000	—	*	112,000
Gary Dix	50,750	60,000	—	*	110,750
Joseph P. Lacher	62,000	60,000	—	*	122,000
Joseph Natoli	43,000	60,000	—	*	103,000
Eduardo M. Sardiña	49,000	60,000	—	*	109,000

(1)	The amounts shown are the grant date fair value calculated in accordance with Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation, excluding the offset of estimated forfeitures. The assumptions used are described in (Footnote 23) in our annual report on Form 10-K for fiscal 2012. On June 9, 2011, each of our then current non-management directors received a grant of restricted common stock equal to $60,000 in value, with vesting to occur in three equal annual installments beginning June 9, 2012. The table immediately following contains information regarding vested and unvested restricted shares.
*	Perquisites and other personal benefits provided to such director during fiscal 2012 had a total value of less than $10,000.

At January 28, 2012, the aggregate amount of stock options and restricted shares held by each non-employee director was as follows:

Outstanding Equity Awards at Fiscal Year End

	Options					Restricted Shares
Name	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable	Number of Securities Underlying Unexercised Option/SARs (#) Unexercisable		Option/ SARs Exercise Price ($)	Expiration Date	Number of Restricted Shares of Stock That Have Not Vested (#)		Market Value of Restricted Shares of Stock That Have Not Vested ($)(6)
Joe Arriola	—	—		—	—	2,185	(1)	33,736
	—	—		—	—	1,688	(2)	26,063
	—	—		—	—	2,355	(3)	36,361
Gary Dix	8,502	—		13.39	06/06/2015	—		—
	10,000	—		9.50	12/04/2012	—		—
	—	—		—	—	2,185	(1)	33,736
	—	—		—	—	1,688	(2)	26,063
	—	—		—	—	2,355	(3)	36,361
Joseph P. Lacher	8,502	—		13.39	06/06/2015	—		—
						2,185	(1)	33,736
	—	—		—	—	1,688	(2)	26,063
	—	—		—	—	2,355	(3)	36,361
Joseph Natoli	3,125	—		16.00	12/18/17	—		—
						2,185	(1)	33,736
	—	—		—	—	1,688	(2)	26,063
	—	—		—	—	2,355	(3)	36,361
Eduardo Sardiña	1,240	2,480	(5)	25.60	04/20/17	—		—
						1,688	(2)	26,063
	—	—		—	—	2,355	(3)	36,361
	—	—		—	—	436	(4)	6,732

(1)	Pursuant to the then current Fee Program, we granted each then current director 6,553 restricted shares, which vest in two equal annual installments of 2,184 shares on June 18, 2010 and June 18, 2011 and one annual installment of 2,185 on June 18, 2012.
(2)	Pursuant to the then current Fee Program, we granted each director 2,531 restricted shares, which vest in three annual installments of 843 shares on June 17, 2011, 844 shares on June 17, 2012, and 844 shares on June 17, 2013.
(3)	Pursuant to the then current Fee Program, we granted each director 2,355 restricted shares, which vest in three equal annual installments of 785 shares on June 9, 2012, June 9, 2013 and June 9, 2014.
(4)	Pursuant to the Fee Program, we granted Mr. Sardiña 654 restricted shares representing the increased Fee Program grant value on a prorated basis thru the remainder of the then annual grant measurement period and in lieu of cash quarterly installments thru the remainder of the annual measurement period. The 654 restricted shares vest in three equal annual installments of 218 shares beginning on March 18, 2011.
(5)	Pursuant to the New Director Program, Mr. Sardiña was granted stock appreciation rights to acquire 3,720 shares of common stock which vests in three equal annual grants of 1,240 shares beginning on April 20, 2011.
(6)	Values were determined based on a closing price of $15.44 as of January 27, 2012, the last trading day of fiscal 2012.

Our directors are not eligible to participate in our pension or retirement plans and did not receive any deferred compensation earnings or non-equity incentive plan compensation during fiscal 2012.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our compensation philosophy is designed to (1) align us and our associates’ goals with stockholder and other stakeholder interests; (ii) attract, retain and motivate world-class talent; (iii) ensure that pay is competitively positioned; (iv) reward superior performance and limit rewards for performance below targets; and (v) promote achievement of our annual goals and long-term strategic objectives. Our fiscal 2012 compensation packages reflect this philosophy and its principles.

During fiscal 2012, we achieved the following key financial and shareholder return results:

•	total revenues increased by 24% over fiscal 2011;

•	gross profit dollars increased by 14.6% over fiscal 2011;

•	EBITDA, a key measure in our annual incentive plans for executives, increased by 11.0%, while EBITDA margin decreased from 7.9% to 7.0%;

•	operating income increased by 10.0%; and

•	net income attributed to Perry Ellis International, Inc. increased by 5.8%.

The above figures reflect a solid financial model with profit growth during fiscal 2012. While we ended fiscal 2012 in a solid financial position with the processes, initiative and talent in place to improve our long term operating performance, our earnings per share results were below our stated earnings guidance for fiscal 2012, contributing to a decline in our share price, which decreased from $28.37 (closing price on the last trading day of fiscal 2011) to $15.44 (the closing price on the last trading day of fiscal 2012.)

As a result of the above financial and shareholder return outcomes, the Compensation Committee made the following major decisions with regard to executive pay during fiscal 2012. There was no increase in salaries for the CEO and COO or for the other executive officers for fiscal 2012 versus fiscal 2011. The Company did not pay an annual incentive bonus, which is based on pre-established performance goals relating to the achievement of corporate EBITDA, as well as divisional and individual performance, to our CEO, COO or any of our other executive officers. Long-term incentive awards were made in the form of time-vested stock settled SARs performance shares and performance cash, all of which were awarded in accordance with our prior practices. The Compensation Committee believes these are appropriate pay outcomes given the financial and shareholder return performance during fiscal 2012 and reflect significant linkage between pay and performance.

Executive Compensation Policy

This compensation discussion and analysis provides an overview of our compensation objectives and policies. In connection with our 2011 Annual Meeting of Stockholders held June 9, 2011, we received over 84% approval on our executive compensation, or “say-on-pay” vote from stockholders for our named executive officers’ compensation. Because we believe these results demonstrate an endorsement of our compensation practices and alignment with our stockholders’ interests, we have not altered our compensation practices this year.

The Compensation Committee acts on behalf of the Board of Directors to approve the compensation of our executive officers and provides oversight of our compensation philosophy. The Compensation Committee also acts as the oversight committee with respect to our deferred compensation plans, management stock plans, and incentive plans covering executive officers and other senior management. In overseeing the plans, the Compensation Committee delegates authority for day-to-day administration to the head of the Human Resources Department and interpretation of the plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, where permitted, to our CEO, COO, and CFO except for awards to the CEO, COO and CFO, whose awards are determined by the Compensation Committee. The Compensation Committee considers recommendations from our CEO with respect to the compensation of the COO and CFO and other executive officers.

The Compensation Committee also reviews and approves on an annual basis corporate goals and objectives relevant to the compensation of our CEO and COO, evaluates the CEO and COO’s performance in light of those goals and objectives, and reports to the Board the CEO and COO’s compensation levels based on this evaluation. In determining the long-term incentive component of the CEO’s and COO’s compensation, the Compensation Committee considers, among other things, our performance and relative shareholder return, the value of similar incentive awards to CEO’s and COO’s at comparable companies, and the compensation set forth in the CEO’s and COO’s employment agreements. The objectives of our compensation programs are to:

•	attract and retain world class executive officers;

•	motivate our executive officers to accomplish strategic and financial objectives;

•	align our executive officers’ interests with those of our shareholders; and

•	favor performance-based compensation for named executive officers that is aggressive, but achievable without excessive risk taking.

Our executive compensation programs are based on several factors, including the level of job responsibility, individual performance, divisional performance and company performance. Compensation reflects the value of performance and rewards superior performance while limiting rewards for performance below targets. Compensation also reflects differences in job responsibilities, geographic and marketplace considerations. Compensation of executives in similar positions at peer apparel companies is also considered in this evaluation, especially for a new executive. The Compensation Committee believes the most effective executive compensation program rewards our achievement of specific annual, long-term and strategic goals, and aligns the interest of the executives with those of the shareholders by rewarding performance in accordance with established goals that are aggressive, but achievable without excessive risk-taking. The Compensation Committee evaluates both performance and compensation to ensure we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, we believe executive compensation packages provided by us to our executive officers, including the named executive officers, should include both cash compensation that rewards performance as measured against established goals and stock-based compensation.

The Compensation Committee periodically reviews the executive compensation programs and since the fiscal year ended January 31, 2008 (“fiscal 2008”), has directly engaged an independent compensation consultant to assist in its review. During fiscal 2008, the Compensation Committee engaged the services of Watson Wyatt (now known as Towers Watson) and Vedder Price (together, “Watson Wyatt”), to review executive compensation at the Company and to recommend peer group information and potential improvements regarding existing practices. Since January 2009, the Compensation Committee has directly engaged PM&P, to assist it with executive compensation and director compensation matters. PM&P advises the Compensation Committee in its review of the competitiveness and effectiveness of our executive compensation and incentive practices, including review of overall compensation levels, peer group information and practices and trends in long-term incentives as well as a competitive compensation assessment. In reviewing and making recommendations regarding the design of compensation programs, PM&P considers our compensation philosophy and the balance between company objectives, value to employees and program costs while aligning the goals of our executive officers with those of our shareholders and motivating our executive officers to accomplish the strategic and financial objectives of the Company.

PM&P provides no services to the Company other than those directly to or on behalf of the Compensation Committee relating to executive compensation services. PM&P attends meetings of the Compensation

Committee at the request of the Committee, meets with the Compensation Committee in executive sessions without the presence of management and frequently communicates with the Chairman of the Compensation Committee with regard to emerging issues. In fiscal 2012, the Company paid PM&P approximately $17,000 for its services.

During fiscal 2010, PM&P assisted the Compensation Committee in a comprehensive review of the competitiveness of our executive compensation at the Company and made recommendations with respect to fiscal 2011. PM&P conducted a competitive pay analysis of the CEO, COO and our most senior executives including a review of the overall long-term and short-term incentive structure and the mix of cash versus equity incentives. PM&P assisted the Compensation Committee in selecting an appropriate peer group and in analyzing the peer group’s pay practices. The peer group companies were primarily in the apparel, accessories and luxury goods industrial classification or apparel retail and their revenues generally ranged between 50% and 200% of our revenue for fiscal 2009 unless they were considered direct competitors of the Company. The peer group used for general guidance for the fiscal 2011 review included American Apparel, Inc., Columbia Sportswear Co., Fossil, Inc., G III Apparel Group Ltd., Guess, Inc., J Crew Group, Inc., Kenneth Cole Productions, Inc., Maidenform Brands, Inc., Movado Group, Inc., Oxford Industries, Inc., Phillips-Van Heusen Corp., Under Armour, Inc., VF Corp and Warnaco Group, Inc. PM&P collected market data from the latest proxy filings of the 14 designated peer companies to determine competitive executive compensation and provided guidance relating to our overall compensation practices, in addition to advice regarding best practices in the industry and broader marketplace. PM&P presented a full report to the Compensation Committee regarding its findings and recommendations. The Compensation Committee reviewed the information provided by PM&P, and based upon recommendations by PM&P, the Compensation Committee enhanced certain compensation programs for fiscal 2011 to further align executive incentives and company objectives while increasing shareholder value. With the assistance of PM&P, the Compensation Committee reviewed peer group information and determined that the peer group has not changed versus fiscal 2011, considered current pay practices and reviewed economic data to set the fiscal 2012 compensations programs. The Committee determined to implement fiscal 2012 compensation programs in accordance with the compensation programs implemented in fiscal 2011.

Except as otherwise noted, the description of the compensation programs provided herein applies to all of our named executive officers.

For the fiscal year ended January 28, 2012, the principal components of compensation for our executive officers were:

•	Base salary;

•	Performance-based non-equity incentive compensation;

•	Long-term equity incentive compensation; and

•	Perquisites and other personal benefits.

Base Salary

Base salary is the only guaranteed element of an executive officer’s annual cash compensation. In setting base salary we generally consider the range of competitive practices for positions at comparable apparel companies and our overall financial performance during the prior year. Base salary ranges for named executive officers are determined for each executive based on his or her position and responsibility by using several criteria.

The following elements may be utilized:

•	review of the executive’s compensation, both individually and in comparison with our other named executive officers;

•	review and comparison of peer group data of competitor apparel companies; and

•	assistance of our independent compensation consultant.

In making base salary recommendations, the committee compares the salary against a peer group of publicly-traded apparel and apparel-related wholesale and retail companies. This peer group, which is periodically reviewed and updated by the Compensation Committee, consists of companies against which the Compensation Committee believes we compete for talent and for shareholders investment. Because of the variance in size among the companies comprising the peer group, other factors such as earnings before interest, taxes, depreciation and amortization net income, share value and growth are used to adjust the compensation of the peer group companies to make it more relevant, for comparison purposes, to our compensation levels.

Based on the analysis and recommendations of Watson Wyatt, the Compensation Committee recommended and the Board approved the amendment and restatement of employment agreements for the CEO and COO (as more fully described below). The base salary of the CEO and COO are based upon the terms of employment agreements as amended and restated in February 2008. In the establishment of the terms of these agreements, the Compensation Committee considered the responsibilities of each position, the responsibility of comparable positions at peer apparel companies and the recommendations provided by Watson Wyatt including, among other things, their recommendations regarding our retention objectives. The Compensation Committee maintained the same base salary level for the CEO and COO for fiscal 2012 as in fiscal 2011.

Performance-Based Short-Term Incentive Compensation Programs and Bonuses

In June 2011, the Compensation Committee adopted the 2011 Management Incentive Compensation Plan (the “Management Incentive Compensation Plan”) that was approved at the 2011 Annual Meeting and was the successor to the Management Incentive Compensation Plan adopted in 2005. The Management Incentive Compensation Plan gives the Compensation Committee the latitude to provide cash incentives to promote high performance and achievement of corporate goals by key employees and to promote our success by providing performance-based cash incentives to our participating key employees. The selection of participants rests with the discretion of the Compensation Committee and includes all senior management employees. The Compensation Committee has created two cash compensation plans under the terms of the Management Incentive Compensation Plan: the Executive Management Incentive Plan (the “EMI Plan”) and the Management Incentive Plan (“MIP Plan”). With respect to the EMI Plan, the Compensation Committee, in its discretion, establishes the performance period not to exceed 12 months and sets the business criteria and business formulas that are used to determine what is paid to a participant for a performance period during the first 90 days of each new fiscal year. The Compensation Committee intends that any awards made under the EMI Plan be eligible for deductibility under Section 162(m) of the Internal Revenue Code (the “Code”). The Compensation Committee, in its discretion, may, but need not, establish different performance periods, different business criteria and different incentive formulas, with respect to one or more participants.

For fiscal 2012, the Compensation Committee considered various performance measures for the EMI Plan as reviewed with and recommended by PM&P, and set annual performance goals based on EBITDA. For fiscal 2012, EBITDA was earnings before interest, taxes, depreciation, amortization, cost on early extinguishment of debt and non-controlling interest. The Compensation Committee considers EBITDA a performance measurement that translates directly into bottom line earnings and encompasses not only gross profit margin – an important measure for the Company – but also operating expenses which are important in the short-term for the Company. The Compensation Committee reviews the performance measure annually to confirm that the selected performance measure properly aligns the goals of our executive officers with those of our shareholders while motivating our executive officers to accomplish the strategic and financial objectives of the Company.

During fiscal 2012, the CEO and the COO participated under the EMI Plan. The selection of these two participants related to the magnitude of their responsibilities in comparison with the responsibilities of other executives and the relative total compensation for each of these two positions in comparison to similar positions in the apparel industry peer group reviewed by the Compensation Committee. In addition, under the terms of their respective employment agreements, we are required to provide annual incentives that are tied to specific performance levels that the Compensation Committee establishes each year. For fiscal 2012, the plan performance goals for the CEO and COO were established to award a cash incentive in the range of 40% at threshold, 100% at target and 130% at maximum of base salary based on various EBITDA ranges for fiscal 2012. Actual payouts are interpolated for performance between threshold and target and target and maximum on a straight line basis. The Compensation Committee also authorized a minimum payment amount, or gatekeeper bonus payout, as described in more detail below, to the CEO and COO for the achievement of performance between gatekeeper and threshold levels of up to $300,000 based on Committee judgment, which payment would not be eligible for 162(m) deductibility if paid. The Compensation Committee discussed the appropriate EBITDA goals at length in an effort to select the goals that would reward hard work, but were achievable. The EMI Plan performance targets for fiscal 2012 were a 40% payout at $93 million pre-bonus EBITDA, a 100% payout at $106.5 million pre-bonus EBITDA, and a 130% payout at $120.8 million pre-bonus EBITDA. The Compensation Committee set the CEO and COO target bonus at 110% of salary based on input from PM&P. The CEO and COO did not earn a cash bonus based on the pre-established performance goals, as our full year EBITDA was $75.1 million.

The MIP Plan is an annual cash incentive program established under the broad terms of the Management Incentive Compensation Plan to provide cash incentives for those executive officers and other management employees who are not selected as participants under the EMI Plan. There were approximately 235 participants in the MIP Plan for fiscal 2012. The MIP Plan provides guidelines for the calculation of annual non-equity incentive-based compensation, subject to Compensation Committee oversight and approval. The MIP Plan allows for all levels of management to receive a cash award equal to between 5% and 40% of their base salary, based on each manager’s level of responsibility, our overall financial performance, divisional performance and the individuals’ individual performance review. Under the MIP Plan, an overall incentive target amount is established for participants at the beginning of each fiscal year by the Compensation Committee, which ranges from 40% at threshold, 100% at target and 130% at maximum of the allocable incentive of all participants. Actual payouts are interpolated for performance between threshold and target and target and maximum on a straight line basis. Incentive payouts for the year are then determined based on our financial results for the fiscal year relative to the pre-established performance guidelines as well as each participant’s individual performance review. The CEO and COO do not participate in the MIP Plan.

In light of recommendations of PM&P, the Compensation Committee discussed and approved certain enhancements to the MIP Plan with respect to fiscal 2011 versus the prior year plans including the introduction of a divisional component for certain MIP Plan participants with divisional responsibilities. The fiscal 2012 MIP Plan components and weighting followed the fiscal 2011 MIP Plan design including (i) the divisional component ranging from 0% to 40%; (ii) the weighting of the corporate EBITDA goal ranging from 40% to 60%; and (iii) the weighting of the individual performance evaluation ranging from 20% to 40%. In addition, the Compensation Committee recognized the need to continue to motivate and reward outstanding performance of those executives who drive and accomplish the strategic and financial objectives of the Company. The Company continued a minimum payout amount, of “gatekeeper payout,” under the MIP Plan, which permits a payout to certain MIP Plan participants if a minimum gatekeeper corporate EBITDA level is achieved by the Company and the MIP Plan participants and the MIP Plan participants achieve certain division and individual performance objectives. For fiscal 2012, the minimum gatekeeper corporate EBITDA level was $78.6 million, adjusted for the inclusion of the Rafaella Apparel Group (“Rafaella”) acquisition, which was consummated on January 28, 2011. The EMI Plan participants may participate in the gatekeeper payout, as described above, if the minimum gatekeeper corporate EBITDA level is achieved by the Company and the EMI Plan participants achieve individual performance objectives as determined by the Compensation Committee. Rafaella employees who joined us as part of the acquisition did not participate in the fiscal 2012 MIP Plan. For fiscal 2012, the Company established a short term bonus plan which provided all Rafaella eligible participants up to a range of 100% of salary for achievement of certain EBITDA goals. The pre-bonus EBITDA goals were set at $18.8 million, which were not achieved. For fiscal 2012, Rafaella employees will be incorporated into our fiscal 2012 MIP.

For fiscal 2012, the Compensation Committee chose the same EBITDA targets for the MIP Plan as it chose for the EMI Plan. The weighting of the corporate EBITDA goal ranged from 40% to 60% of the cash incentive amount, the weighting of the divisional component ranged from 0% to 40%; and the weighting of the individual performance evaluation ranged from 20% to 40%. The range of outcomes is a function of whether a particular participant is a division executive or a corporate (shared services) executive. In considering the measures for the divisional component, the Compensation Committee desired to incentivize management to generate sustainable profitable growth for us by driving division results and determined that a combination of divisional revenue and EBITDA objectives were the appropriate divisional measures to accomplish the desired growth and profitability objectives for us. In addition, the Compensation Committee recognized the need to continue to motivate and reward outstanding performance of those executives who drive and accomplish the strategic and financial objectives of the Company and authorized a gatekeeper payout. A satisfactory individual performance appraisal was a condition to any payment of a cash incentive. The Compensation Committee also has the discretion to adjust an award payout upward or downward from the amount yielded by the formula based upon recommendations from the CEO or COO. The Compensation Committee approves the budget allocation for the MIP Plan each year based on our anticipated financial performance, the number of anticipated participants and the percentages of base salary for each participant. For fiscal 2012, there was no payout under the MIP Plan and no gatekeeper payout as the gatekeeper corporate EBITDA performance goals was not achieved.

In January 2011, the Company successfully completed the acquisition of substantially all of the assets of the business of Rafaella Apparel Group. As a result of the acquisition, the Company significantly expanded its women’s sportswear business. To maximize the value of the acquisition and to take advantage of the momentum in the business segment, the Compensation Committee established a bonus plan (“acquisition incentive bonuses plan) to incentivize and reward executives for the successful and expeditious negotiation, close and transition of the purchased business assets. The plan performance goals included the achievement of critical milestones and integration projects identified in the corporate business plan pertaining to the acquisition of the business including the expeditious negotiation and close of the transaction, sourcing, sales, customer service and transition. There were numerous participants in the acquisition incentive bonus plan who were considered essential to the successful and expeditious close and transition of the business. The Compensation Committee approved a bonus pool in the amount of approximately $1.6 million. Following attainment of the performance goals, the Compensation Committee approved the bonus amount for the CEO and COO based on the magnitude of their responsibilities in the achievement of the performance goals and authorized management to allocate the remaining authorized bonus amount among the other participants. Although based on performance goals, the Compensation Committee recognized that the payment of the acquisition incentive bonus plan to the CEO and COO was not eligible for deductibility under Section 162(m) of the Code. The bonuses earned in fiscal 2011 under the acquisition incentive bonus plan but paid in February 2012 to named executive officers appears in the Summary Compensation Table under the “Bonus” column.

Long-Term Incentive Compensation

In 2005, we adopted the Long-Term Incentive Compensation Plan that was approved by our shareholders at the 2005 Annual Meeting and amended and restated by our shareholders at the 2008 Annual Meeting, and further amended and restated at our 2011 Annual Meeting (the “Long-Term Incentive Compensation Plan”). The Long-Term Incentive Compensation Plan, allows the Compensation Committee to award cash, stock options, stock appreciation rights (“SARs”), performance shares, restricted stock deferred stock, dividend equivalents and other types of equity awards to executive officers. The Long Incentive Compensation Plan encourages participants to focus on our long-term performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in our stock. The Long-Term Incentive Compensation Plan allows us to attract, motivate, retain and reward high quality executives and other key employees, officers, directors, consultants and other persons who provide service to us, by enabling such persons to acquire or increase a proprietary interest in our stock in order to strengthen the mutuality of interests between such persons and our shareholders. Equity awards and grants are awarded based on performance and to select newly hired management employees. By using a mix of stock options, SARs and performance share grants, we are able to compensate executives and other employees to join and remain with us, reward performance and motivate our executive officers. Many of these programs deliver value only when the value of our stock increases.

In fiscal 2008, we engaged Watson Wyatt to assist us in the evaluation and potential redesign of our long-term incentive program including, but not limited to, evaluating the cash and equity components of compensation and the best use of stock option, SAR, performance share and restricted stock grants. We determined that it was in the best interest of the Company to implement an annual plan (the “LTI Plan”) to grant equity incentive compensation to named executive officers and other executive officers. In light of the recommendations of PM&P, the Compensation Committee redesigned the fiscal 2011 LTI Plan. The Compensation Committee reviewed and approved the fiscal 2012 LTI Plan with the same design features as in the fiscal 2011 LTI Plan including a combination of SARs and performance shares for all LTI Plan participants, except the CEO and COO. The Compensation Committee elected to use performance shares to motivate executive officers to achieve long-term financial goals which serve to align executives with the interests of shareholders to create shareholder value. The fiscal 2012 LTI Plan grant to participants (other than the CEO and COO) includes a combination of SARs that vest pro rata over a three-year period and performance shares that cliff vest at the end of a three-year performance period if certain performance criteria is achieved, based on cumulative revenues and EBITDA. The CEO and COO participated under the LTI Plan with respect to the SARs grant but were awarded performance cash (as discussed below) rather than performance shares.

The Compensation Committee reviewed the CEO and COO competitive pay analysis compiled by PM&P and, with respect to fiscal 2012, approved a long-term performance based cash payout plan (the “LTE Plan”) for the CEO and COO. Based on PM&P’s analysis and recommendation, the Compensation Committee included a cash component to the CEO’s and COO’s long-term incentive pay, which in years prior to fiscal 2011 had been exclusively equity compensation. The Compensation Committee took into consideration the following objectives of our compensation program: attract and retain highly qualified executive officers; motivate our executive officers to accomplish strategic and financial objectives; align our executive officers’ interests with those of our shareholders; and favor performance-based compensation. Additionally, the Compensation Committee took into consideration that the CEO and COO, together, own, directly or indirectly, approximately 26% of our stock. The components of the fiscal 2012 LTE Plan, as recommended by PM&P, include a cliff vest performance period of three years and the achievement of certain cumulative performance criteria over the three-year period, specifically cumulative revenues and cumulative EBITDA. The LTE Plan was created and approved under the Long-Term Incentive Compensation Plan (as defined above) and is eligible for deductibility Section 162(m) of the Code.

Stock Appreciation Rights

The Long-Term Incentive Compensation Plan permits the grant of SARs. Each SAR permits the holder to receive upon exercise, the net after-tax value of the appreciation of the SAR in the form of shares. A SARs award usually vests over a three to five year period and is generally granted within the range of 1,000 to 10,000 SARs. The size of the award is determined by position, responsibilities and individual performance, subject to plan limits, and the estimated value of each SAR is based on a Black-Scholes calculation. SARs award levels are determined based on market data utilizing comparison with the apparel company peer group and vary among participants based on their positions with us. For executive officers and employees other than the CEO and COO, awards are based on the recommendation of the Director of Human Resources and/or the CEO or COO. SARs are awarded with an exercise price equal to the closing price of our common stock on the date of the grant, which grants are made on the third Tuesday of the respective month or on the date a plan is approved by the Compensation Committee. The Compensation Committee has never granted a SARs award with an exercise price that is less than the closing price of our common stock on the grant date, nor has it granted SARs that are priced on a date other than the grant date. In fiscal 2012, the Compensation Committee granted stock-settled SARs under the LTI Plan. The amount of SARs granted varied based on position, title and responsibility of the SAR award recipient.

Stock Options

Each stock option permits the holder to purchase one share of our common stock at the market price of our common share on the date of grant. The stock option grants usually vest over a three to five year period and are generally granted within the range of 1,000 to 10,000 options. Generally, the size of the award is determined by position, responsibilities and individual performance, subject to plan limits, and the estimated value of each stock option based on a Black-Scholes calculation. Stock option award levels are determined based on market data utilizing comparison with the apparel company peer group and, vary among participants based on their positions with us. For executive officers and employees other than the CEO and COO, awards are based on the recommendation of the Director of Human Resources and/or the CEO or COO. Options are awarded with an exercise price equal to the closing price of our common stock on the date of the grant, which grants are made on the third Tuesday of the respective month or on the date a plan is approved by the Compensation Committee. The Compensation Committee has never granted an option award with an exercise price that is less than the closing price of our common stock on the grant date, nor has it granted options that are priced on a date other than the grant date. The Company did not grant any stock options in fiscal 2011 or 2012, and since fiscal 2011 has moved toward the grant of SARs versus stock options, with the key consideration being the use of fewer shares upon exercise of stock-settled SARs.

Performance Shares

The Long-Term Incentive Compensation Plan permits the grant of restricted stock awards. In fiscal 2009, the Compensation Committee granted performance shares under the LTI Plan. The amount of the grants varied based on position, title and responsibility. The 2009 performance share grant vests at the end of a five year performance period except for the grants to the CEO and COO, which vest at the age of 80 years and 60 years, respectively, and is dependent on the achievement of the performance target over the five-year performance period. In fiscal 2011, the Compensation Committee granted performance shares under the LTI Plan. The 2011 performance share grant has a three-year performance period, with the outcome based on the level of achievement of cumulative revenue and EBITDA targets over the three-year performance period. In fiscal 2012, the Compensation Committee also granted performance shares under the LTI Plan. The 2012 performance share grant also has a three-year performance period, with the outcome based on the level of achievement of cumulative revenue and EBITDA targets over the three-year performance period. The grants varied based on position, title and responsibility. Our CEO and COO did not receive grants of performance shares in fiscal 2011 or fiscal 2012 but were alternatively granted a long term performance-based cash award under the Long-Term Incentive Compensation Plan based on the level of achievement of cumulative revenue and EBITDA targets over a three-year performance period.

Executive Stock Ownership Requirement

All LTI Plan participants, and any executive who at the time of employment is eligible by position to participate in the LTI Plan, must retain ownership, for three years, of not less than 50% of the after-tax value of any exercised SARs and vested performance share grants (excludes stock options) granted, under an LTI Plan, on or after March 18, 2010. All LTI Plan participants, and any executive who at the time of employment is eligible by position to participate in the LTI Plan, must retain ownership, for two years, of not less than 50% of the after-tax value of any exercised SARs and vested performance share grants (excludes stock options) granted upon employment with us or outside of an LTI Plan, on or after March 18, 2010. All of the shares of common stock owned by the executive apply toward meeting this ownership requirement.

Employment Agreements and Potential Payout upon Termination or Change in Control

The following section describes the terms of employment agreements between us and certain of our executive officers. This section also describes payments that would be made to certain of these executive officers as a result of (i) a termination of the executive’s service due to death or disability, (ii) the executive’s termination without “cause,” or (iii) the termination of the executive’s service if a “change in control” occurs either because we terminate the executive without “cause” or because the executive quits for “good reason.” In quantifying the amounts we would pay to each executive under each of these circumstances, we have assumed that the executive’s termination of service occurred on January 28, 2012, the last day of our fiscal year.

The potential termination payments described below do not include the following amounts that the executive would receive in all circumstances as otherwise noted (except as otherwise described for Mr. George Feldenkreis and Mr. Oscar Feldenkreis) where the executive ceased employment with us, which amounts are reflected in the Summary Compensation Table, as actually paid for services rendered in fiscal 2012:

•	Base salary earned during fiscal 2012 but not paid as of the last day of our fiscal year, and

•	Annual incentive compensation awards earned during fiscal 2012 but not paid as of the last day of our fiscal year.

We are a party to an amended and restated employment agreement with George Feldenkreis, our Chairman and CEO, which expires on January 31, 2013. The employment agreement provides for an annual salary of $1,000,000, subject to annual increases at the discretion of our Board of Directors. Mr. George Feldenkreis is also eligible to participate in our incentive compensation plans and/or arrangements applicable to senior-level executives with an annual threshold incentive opportunity equal to 60% of his base salary, a target incentive opportunity equal to 100% of his base salary and a maximum incentive opportunity equal to 180% of his base salary. In each case, he will receive incentives based on satisfaction of performance criteria established by the Compensation Committee within the first three months of each fiscal year during the term of the agreement. The employment agreement also prohibits Mr. George Feldenkreis from directly or indirectly competing with us for two years after termination of his employment for any reason except for the termination of Mr. George Feldenkreis’ employment upon expiration of the term of the agreement or upon his death. Upon termination of Mr. George Feldenkreis’ employment by reason of his death or disability (as defined in his employment agreement), Mr. George Feldenkreis or his estate will be entitled to receive, a lump sum amount equal to (a) his base salary earned but not paid prior to the date of termination within 15 days of termination, (b) all annual incentive compensation awards with respect to any year prior to the year in which his termination occurred which have been earned but not yet paid within 15 days of termination if the amount has been determined prior to the termination date or if not yet determined the day it would have been paid had the termination not occurred, (c) his pro rata target bonus within 15 days of termination, (d) all performance-based compensation payable in cash and based on a performance metric other than stock price, payable on a pro rata basis based on the portion of the performance period completed as of the date of termination assuming that all target goals had been achieved within 15 days of termination, (e) all premiums for health insurance for Mr. George Feldenkreis, his spouse and his dependents for as long as they are eligible for COBRA coverage under our heath plan, and (f) any other amounts earned under the employment agreement which have not yet been paid. In addition, all restricted stock, restricted stock units, performance shares, performance units, stock options, stock appreciation rights and all other equity-based long-term incentive compensation awards shall immediately vest as of the termination date and be paid or distributed, as the case may be, within 15 days of the termination date. Lastly, all stock options held by Mr. George Feldenkreis as of the date of his termination and that were granted prior to the effective date of the employment agreement shall remain exercisable until such times as they terminate in accordance with the terms of the applicable stock option agreements and all stock options held by Mr. George Feldenkreis as of the date of his termination and that were granted on or after the effective date of the employment agreement shall remain exercisable until the earlier of: (a) the stock option’s originally scheduled expiration date, or (b) the end of the one-year period immediately following the termination date.

Additionally, in the event the termination of Mr. George Feldenkreis’ employment agreement occurs without cause (as defined in his employment agreement) or for good reason (as defined in his employment agreement), he will be entitled to receive all of the amounts that would be due to him in the event of his death or disability, as described above except that (i) 100% of the annual incentive compensation incentive, which is based on the achievement of the performance goals as established under such arrangement, with respect to the year in which the termination date occurs, shall be payable when such annual incentive compensation incentives are paid to our other senior executives; (ii) all restricted stock, restricted stock units, stock options, stock appreciation rights and all other equity-based long term incentive compensation awards shall immediately vest as of the termination date and be paid or distributed, as the case may be, within 15 days of the termination date, other than performance shares, performance units, and other performance-based equity awards which shall vest on the date that the performance goals established under such performance-based equity compensation arrangement are achieved; and (iii) all performance-based compensation payable in cash and based on a performance metric other than stock price shall be paid on a pro rata basis on the achievement of the performance goals established under such arrangement, payable when such performance-based compensation is paid to our other senior executives. Additionally, Mr. Feldenkreis shall receive a lump sum cash payment equal to 100% of the sum of (a) the greater of (i) his base salary at the time of termination or (ii) his base salary immediately prior to the reduction that gave rise to the termination for good reason and (b) the greater of (i) the target incentive in effect at the time of termination or (ii) the target incentive immediately prior to the reduction that gave rise to the termination for good reason, payable within 15 days of the termination.

Mr. George Feldenkreis’ agreement also provides for severance in the event he is terminated by us without cause within six months prior to or two years after a change in control, (as defined in his employment agreement), or if he quits for good reason during such period. In such case, he will be entitled to receive all of the amounts that would be due to him in the event of his death or disability, as described above, plus a lump sum cash payment equal to 300% of the sum of (a) the greater of (i) his base salary at the time of termination or (ii) his base salary immediately prior to any reduction that gave rise to the termination good reason and (b) the greater of (i) the target incentive in effect at the time of termination or (ii) the target incentive immediately prior to the reduction that gave rise to the termination for good reason, payable within 15 days of termination.

If during or after the expiration of his employment agreement, Mr. George Feldenkreis becomes subject to the excise tax imposed by Section 4999 of the Code (the “Parachute Excise Tax”), we have agreed with Mr. George Feldenkreis that if the aggregate of all parachute payments exceeds 300% of his base amount by $50,000 or more, then we will pay to Mr. George Feldenkreis a tax gross-up payment so that after payment by or on behalf of Mr. George Feldenkreis of all federal, state, and local excise, income, employment, Medicare and any other taxes (including any related penalties and interest) resulting from the payment of the parachute payments and the tax gross-up payments to Mr. George Feldenkreis by us, Mr. George Feldenkreis shall retain on an after-tax basis an amount equal to the amount that he would have received if he had not been subject to the Parachute Excise Tax.

If Mr. George Feldenkreis is terminated by the Company for a reason other than “cause” (as defined in his employment agreement) and the Company later determines that his employment could have been terminated by the Company for “cause,” then a “clawback” provision in his employment agreement requires the repayment to the Company immediately upon written demand by the Board of Directors of any amounts paid in conjunction with the termination for other than “cause,” which amounts would not have otherwise been due in the event of a termination for “cause.”

If Mr. George Feldenkreis’ employment had terminated as a result of his death or disability as of the end of fiscal 2012, he would have been entitled to receive $24,865 representing premiums for health insurance for Mr. George Feldenkreis, his spouse and his dependents for the period they would be eligible for COBRA coverage. Additionally, Mr. Feldenkreis would have been entitled to receive $616,666 relating to the fiscal 2011 long-term performance based cash payout plan and $308,333 relating to the fiscal 2012 long-term performance based cash payout plan, for a total of $949,864 in the event that his employment had terminated as a result of his death or disability.

If Mr. George Feldenkreis’ employment had been terminated by us without cause or he had quit for good reason as of the end of fiscal 2012, he would have been entitled to receive all the amounts payable in the event of his death or disability described above $949,864 plus $1,000,000 representing 100% of his base, for a total of $1,949,864.

If Mr. George Feldenkreis’ employment had been terminated by us without cause within six months prior to or two years after a change in control or if he had quit for good reason during such time period, effective as of the end of fiscal 2012, he would have been entitled to receive all the amounts payable in the event of his death or disability as described above $1,949,864 plus $3,000,000 million representing 300% of his base salary, for a total of $3,949,864. Additionally, Mr. George Feldenkreis’ 375,000 performance-based restricted shares, 225,000 option shares and 128,568 stock appreciation rights would have vested in the event of a change of control.

In addition, Mr. George Feldenkreis’ amended and restated employment agreement provides for the grant to Mr. Feldenkreis of up to 375,000 performance-based restricted shares of our common stock, which shall be tax deductible under Internal Revenue Code Section 162(m). Such shares generally vest 100% on Mr. Feldenkreis’ 80th birthday, provided that he is still our employee on such date, and we have met certain performance criteria.

The execution by Mr. George Feldenkreis of a waiver of claims and general release is a condition to receiving the termination benefits described above.

We are a party to an amended and restated employment agreement with Oscar Feldenkreis, our Vice Chairman, President and Chief Operating Officer, which expires on January 31, 2013. The employment agreement provides for an annual salary of $1,000,000 subject to an annual review and increase in our Board of Directors’ sole discretion. Oscar Feldenkreis’ employment agreement contains termination and other provisions substantially the same as those set forth in George Feldenkreis’ employment agreement except that Mr. Oscar Feldenkreis’ employment agreement provides for the payment of a lump sum cash payment equal to 200% of the sum of (a) the greater of (i) his base salary at the time of termination or (ii) his base salary immediately prior to the reduction that gave rise to the termination for good reason and (b) the greater of (i) the target incentive in effect at the time of termination or (ii) the target incentive immediately prior to the reduction that gave rise to the termination for good reason in the event he is terminated without cause (as defined in his employment agreement) or he quits for good reason (as defined in his employment agreement).

If during or after the expiration of his employment agreement, Mr. Oscar Feldenkreis becomes subject to the Parachute Excise Tax, we have agreed with Mr. Oscar Feldenkreis that if the aggregate of all parachute payments exceeds 300% of his base amount by $50,000 or more, then we will pay to Mr. Oscar Feldenkreis a tax gross-up payment so that after payment by or on behalf of Mr. Oscar Feldenkreis of all federal, state, and local excise, income, employment, Medicare and any other taxes (including any related penalties and interest) resulting from the payment of the parachute payments and the tax gross-up payments to Mr. Oscar Feldenkreis by us, Mr. Oscar Feldenkreis shall retain on an after-tax basis an amount equal to the amount that he would have received if he had not been subject to the Parachute Excise Tax.

If Mr. Oscar Feldenkreis is terminated by the Company for a reason other than “cause” (as defined in his employment agreement) and the Company later determines that his employment could have been terminated by the Company for “cause,” then a “clawback” provision in his employment agreement requires the repayment to the Company immediately upon written demand by the Board of Directors of any amounts paid in conjunction with the termination for other than “cause,” which amounts would not have otherwise been due in the event of a termination for “cause.”

If Mr. Oscar Feldenkreis’ employment had terminated as a result of his death or disability as of the end of fiscal 2012, he would have been entitled to receive $30,514 representing premiums for health insurance for Mr. Oscar Feldenkreis, his spouse and his dependents for the period they would be eligible for COBRA coverage. Additionally, Mr. Feldenkreis would have been entitled to receive $616,666 relating to the fiscal 2011 long-term performance based cash payout plan and $308,333 relating to the fiscal 2012 long-term performance based cash payout plan, for a total of $955,513 in the event that his employment had terminated as a result of his death or disability.

If Mr. Oscar Feldenkreis’ employment had been terminated by us without cause or he had quit for good reason as of the end of fiscal 2012, he would have been entitled to receive all the amounts payable in the event of his death or disability described above $955,513, plus $2,000,000 representing 200% of his base salary, for a total of $2,955,513.

If Mr. Oscar Feldenkreis’ employment had been terminated by us without cause within six months prior to or two years after a change in control or if he had quit for good reason during such time period, effective as of the end of fiscal 2012, he would have been entitled to receive all the amounts payable in the event of his death or disability as described above $955,513 plus $3,000,000 million representing 300% of his base salary, for a total of $3,555,513. Additionally, Mr. Oscar Feldenkreis’ 375,000 performance-based restricted shares, 225,000 option shares and 128,568 stock appreciation rights would have vested in the event of a change of control.

In addition, Mr. Oscar Feldenkreis’ amended and restated employment agreement provides for the grant to Mr. Oscar Feldenkreis of up to 375,000 performance-based restricted shares of our common stock, which shall be tax deductible under Internal Revenue Code Section 162(m). Such shares generally vest 100% on Mr. Oscar Feldenkreis’ 60th birthday, provided that the he is still our employee on such date, and we have met certain performance criteria.

The execution by Mr. Oscar Feldenkreis of a waiver of claims and general release is a condition to receiving the termination benefits described above.

Retirement Plans

Salant Retirement Plan

In connection with our acquisition of Perry Ellis Menswear, LLC, we maintain a retirement plan. The number of years of service and the eligible compensation were frozen effective December 31, 2003 and, therefore, no longer continue to accrue. We make contributions to the retirement plan only to fund its liabilities. Pension plan benefits are determined by adding 0.65% of an employee’s “Average Final Compensation” not in excess of 140% of the “Covered Compensation,” and 1.25% of an employee’s “Average Final Compensation” in excess of 140% of the “Covered Compensation,” if any, and multiplying this amount by the employee’s number of years of service, which cannot exceed 35. In general, “Average Final Compensation” means the average of an employee’s annual compensation for the five years prior to his or her retirement, or if the employee had not retired as of December 31, 2003, the average of an employee’s annual compensation for the five years ended December 31, 2003. In general, “Covered Compensation” means an employee’s salary and incentive, if any. For the retirement plan, the relevant compensation, net of severance pay, group term life insurance, moving expenses, car allowances, housing allowances and stock option gains, is annual compensation for those five years within the 15 consecutive years before the plan was frozen or the employee’s retirement, during which the employee achieved his or her highest annual compensation. None of our named executive officers participate in this plan.

Savings Plan

We offer a tax-qualified 401(k) Plan to all U.S. based associates, including the named executive officers, who are eligible to contribute the lesser of up to 50% of their annual salary or the limit prescribed by the Internal Revenue Service to the 401(k) Plan on a before-tax basis after 90 days of service to us. During fiscal 2009, we suspended the matching contributions by the Company due to economic conditions and continued the suspension through December 31, 2010. On January 1, 2011, we re-instituted a Company match. We match 20% of the first 6% of pay that is contributed to the 401(k) Plan. All employee contributions to the 401(k) Plan are fully vested upon contribution. All matching contributions to the plan vest after three years of service.

Non-Qualified Defined Contribution Plans

We do not offer any non-qualified deferred contribution and/or compensation plans.

Perquisites and Other Personal Benefits

We provide executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. We periodically review the levels of perquisites and other personal benefits provided to executive officers. Some of the perquisites offered are automobiles or automobile allowances, country club memberships for entertainment purposes and term life insurance commensurate with the level of responsibility of the executive.

Risk Assessment

The Compensation Committee carefully considers the overall pay mix and incentive structure to discourage excessive risk taking. Senior executives are paid an annual base salary that is competitive in the market and are eligible for an annual cash incentive bonus and long term incentives.

The annual cash incentive bonus is based on one or more performance metrics that are consistent with the Company’s long-term goals. The performance metrics and goals are established by the Compensation Committee and based on budgeted levels that are reviewed and approved by the Board of Directors, and all incentive cash bonus awards, whether short term or long term, have maximum bonus payout amounts. Additionally, if either the CEO or COO is terminated by the Company for a reason other than “cause” (as defined in the applicable employment agreement) and the Company later determines that such person’s employment could have been terminated by the Company for “cause,” then a “clawback” provision in the CEO’s and COO’s employment agreements requires the repayment to the Company immediately upon written demand by the Board of Directors of any amounts paid in conjunction with the termination for other than “cause,” which amounts would not have otherwise been due in the event of a termination for “cause.”

The Company also relies on long term incentives that reward senior executives based on the long-term business and strategic goals of the Company. The Company awards long term equity compensation in the form of stock options, stock appreciation rights, and/or performance shares. Stock options and stock appreciation rights vest annually over a period of three to five years. Performance share grants to senior executives typically cliff vest at the end of a three to five year performance period and are based on one or more performance metrics. Beginning in fiscal 2011, the Compensation Committee approved a three-year long term cash performance incentive award (versus an equity performance incentive award) for the CEO and COO under the LTE Plans, which awards incorporate a maximum payment amount. The performance goals for the performance shares and the performance-based cash awards are the same, as established by the Compensation Committee, and are also based on budgeted levels, which are reviewed and approved by the Board of Directors. Additionally, the Company maintains equity ownership requirements that expose its senior executive officers to the loss of value of their equity ownership if stock appreciation is jeopardized.

The Compensation Committee oversees and annually reviews and approves the Company’s executive compensation structure and programs. During the course of its assessment, the Compensation Committee consults with various persons, including senior management and the independent compensation consultant retained by the Compensation Committee, to ensure that the compensation programs are designed to incentivize executives without encouraging excessive risk taking. Each of the compensation components is also reviewed and evaluated in assessing the potential risks arising in connection with compensating both the Company’s senior level officers and its other employees, due to the similarities between compensating senior level executives and other employees. The Company does not believe that there are any risks arising from its compensation policies and practices that are reasonably likely to have a material adverse effect on the Company or its businesses.

Policy on Deductibility of Compensation Expense

Internal Revenue Service rules do not permit us to deduct certain compensation paid to certain executive officers in excess of $1 million, except to the extent such excess constitutes performance-based compensation. The Compensation Committee considers that its primary goal is to design compensation strategies that further the best interests of us and our shareholders. To the extent not inconsistent with that goal, the Compensation Committee attempts to use compensation policies and programs that preserve the tax deductibility of compensation expenses and will balance the costs and burdens involved in compliance against the value of the tax benefits to be obtained by the Company and may, in certain instances, pay compensation that is not fully deductible if the Compensation Committee determines that the costs and burdens outweigh the benefits.

For fiscal 2012, we met all the requirements to deduct all compensation except for the deduction of executive perquisites and benefits for Mr. George Feldenkreis and Mr. Oscar Feldenkreis.

Accounting for Stock-Based Compensation

We account for stock-based payments, including equity awards under our Long-Term Incentive Compensation Plan, in accordance with the requirements of ASC Topic 718, Compensation – Stock Compensation. This means that the value of these awards was determined and shown as an expense for the applicable period in our fiscal 2012 financial statements.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

/s/ Joe Arriola, Chairman

/s/ Joseph P. Lacher

/s/ Eduardo M. Sardiña

EXECUTIVE COMPENSATION

Set forth below are tables prescribed by the proxy rules of the SEC which present the compensation with respect to fiscal 2010, fiscal 2011 and fiscal 2012 of (i) Mr. George Feldenkreis, our Chief Executive Officer, (ii) Ms. Anita Britt, our Chief Financial Officer, who joined the Company during fiscal 2010, (iii) our three most highly compensated executive officers in fiscal 2012 other than the Chief Executive Officer and Chief Financial Officer, namely Mr. Oscar Feldenkreis, Mr. Steve Harriman, and Mr. Luis Paez, and (iv) with respect to fiscal 2012, one person who is not an executive officer, Mr. John Voith, but who would have been included in this table but for the fact that he was not an executive officer at the end of fiscal 2012 (collectively, the “Named Executive Officers”).

Summary Compensation Table for Fiscal Year Ended January 28, 2012

The following table discloses compensation paid or to be paid to the Named Executive Officers with respect to fiscal 2010, fiscal 2011 and fiscal 2012.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		SARs/ Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
George Feldenkreis,	2012	1,000,000	—		—		925,725	(3)	—	—	224,009	(7)	2,149,734
Chairman of the Board and Chief Executive Officer	2011	1,000,000	650,000	(4)	—		925,123	(5)	1,000,591	—	227,979	(7)	3,803,693
	2010	1,000,000	—		—		1,053,750	(6)	—	—	290,249	(7)	2,343,999

Oscar Feldenkreis,	2012	1,000,000	—		—		925,725	(3)	—	—	97,968	(9)	2,023,693
Vice Chairman, President and Chief Operating Officer	2011	1,000,000	650,000	(4)	—		925,123	(5)	1,000,591	—	90,733	(9)	3,666,447
	2010	1,000,000	300,000	(8)	—		1,053,750	(6)	—	—	96,910	(9)	2,450,660

Anita Britt,	2012	395,000	—		79,010	(10)	79,055	(11)	—	—	33,152	(16)	586,217
Chief Financial Officer	2011	391,154	50,000	(4)	79,003	(12)	79,011	(13)	149,432	—	103,875	(16)	852,475
	2010	332,192	—		41,600	(14)	27,500	(15)	—	—	52,577	(16)	453,869

Stephen Harriman,	2012	500,000	—		125,014	(17)	125,106	(18)	—	—	12,244	(22)	762,364
President, Bottoms Division	2011	500,000	—		124,999	(19)	125,023	(20)	175,221	—	9,694	(22)	934,937
	2010	527,404	—		—		100,986	(21)	—	—	11,395	(22)	639,785

Luis Paez,	2012	380,000	—		76,002	(23)	76,080	(24)	—	—	*		532,082
Chief Information Officer	2011	378,269	30,000	(4)	76,012	(25)	76,014	(26)	143,758	—	*		704,053
	2010	371,000	15,000	(8)	—		65,158	(27)	—	—	*		451,158

John Voith,	2012	400,000	—		100,011	(28)	100,113	(29)	—	—	13,183	(30)	613,308
President Golf and Sportswear

*	Perquisites and other personal benefits provided to such named executive officer had a total value of less than $10,000.
(1)	The amounts shown are the grant date fair value calculated in accordance with Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation, excluding the offset of estimated forfeitures. The assumptions used are described in Footnote 23 in our annual report on Form 10-K for fiscal 2012.
(2)	For fiscal 2011, the amounts represent bonuses paid under the Incentive Compensation Plan based on performance criteria established and achieved in in fiscal 2011. No bonuses have been or will be paid pursuant to the EMI Plan and the MIP Plan based on performance criteria established and achieved for fiscal 2012 and fiscal 2010.
(3)	Represents stock appreciation rights to acquire 57,894 shares of our common stock, which vest in three equal annual installments beginning on April 11, 2012.
(4)	For fiscal 2011, the amount represents a bonus paid in connection with the acquisition of certain assets of Rafaella Apparel Group.
(5)	Represents stock appreciation rights to acquire 70,674 shares of our common stock, which vest in three equal annual installments beginning on April 19, 2011.
(6)	Represents options to acquire 375,000 shares of our common stock that vest in three equal annual installments of 125,000 beginning on March 18, 2010.
(7)

Consists of: (i) $3,952, $11,195, and $11,343 in fiscal 2012, 2011, and 2010 , respectively, for Mr. George Feldenkreis’ personal use of our automobile; (ii) $154,930, $154,930, and $216,627 in fiscal 2012, 2011, and 2010, respectively, attributable to our payment of term life insurance premiums to which Mr. George Feldenkreis’ family is the beneficiary; (iii) $4,400 in fiscal 2012 in our 401K matching contributions; (iv) $9,846 in each of fiscal 2012, 2011, and 2010 for the imputed value of group life insurance benefits as to which Mr. George Feldenkreis’ family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service; (v) $31,300, $32,427 , and $32,035 in fiscal 2012, 2011 and 2010, respectively, attributable to our payment of health and long term disability benefits; and (vi) $19,581, $19,581, and $20,398 in fiscal 2012, 2011 and 2010, respectively, for country club membership fees.
(8)	Represents the amount paid as a special incentive for the licensing of Callaway Golf.
(9)	Consists of: (i) $21,817, $20,308, and $19,918 in fiscal 2012, 2011 and 2010, respectively, for Mr. Oscar Feldenkreis’ personal use of our automobile; (ii) $26,008, $26,008 and $33,972 for fiscal 2012, 2011 and 2010, respectively, attributable to our payment of term life insurance premiums to which Mr. Oscar Feldenkreis’ family is the beneficiary; (iii) $4,400 in fiscal 2012 in our 401K matching contributions; (iv) $1,099, $827 and $716 for fiscal 2012, 2011 and 2010, respectively, for the imputed value of group life insurance benefits as to which Mr. Oscar Feldenkreis’ family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service; (v) $25,063, $24,009, and $22,723 in fiscal 2012, 2011 and 2010, respectively, attributable to our payment of health and long term disability benefits; and (vi) $19,581 in each of fiscal 2012, 2011 and 2010 for country club membership fees.
(10)	Represents 2,784 shares of restricted stock that vest 100% on the date the Company files its Annual Report on Form 10-K for fiscal 2014, provided that Ms. Britt is still an employee of the Company on such date, and the Company has met certain performance criteria.
(11)	Represents stock appreciation rights to acquire 4,944 shares of our common stock that vest in three equal annual installments beginning on April 11, 2012.
(12)	Represents 3,169 shares of restricted stock that vest 100% on the date the Company files its Annual Report on Form 10-K for fiscal 2013, provided that Ms. Britt is still an employee of the Company on such date, and the Company has met certain performance criteria.
(13)	Represents stock appreciation rights to acquire 6,036 shares of our common stock that vest in three equal annual installments beginning on April 19, 2011.
(14)	Represents 10,000 shares of our restricted stock, which vest in four equal annual installments of 2,500 beginning on March 2, 2010.
(15)	Represents options to acquire 10,000 shares of our common stock, which vest in four equal annual installments of 2,500 beginning on March 17, 2010.
(16)	Consists of: (i) $12,000, $12,000 and $10,153 in fiscal 2012, 2011 and 2010, respectively, for Ms. Britt’s automobile allowance; (ii) $13,045, $83,777 and $37,790 in fiscal 2012, 2011 and 2010, respectively, for relocation expenses; (iii) $5,929, $5,929 and $2,993 in fiscal 2012, 2011 and 2010, respectively, attributable to our payment of health and long term disability benefits; (iv) $618, $609 and $381 in fiscal 2012, 2011 and 2010, respectively, for the imputed value of group life insurance benefits as to which Ms. Britt’s family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service; and (v) $1,560, $1,560 and $1,260 in fiscal 2012, 2011 and 2010, respectively, for a wireless phone allowance.
(17)	Represents 4,405 shares of restricted stock that vest 100% on the date the Company files its Annual Report on Form 10-K for fiscal 2014, provided that Mr. Harriman is still an employee of the Company on such date, and the Company has met certain performance criteria.
(18)	Represents stock appreciation rights to acquire 7,824 shares of our common stock that vest in three equal annual installments beginning on April 11, 2012.
(19)	Represents 5,014 shares of restricted stock that vest 100% on the date the Company files its Annual Report on Form 10-K for fiscal 2013, provided that Mr. Harriman is still an employee of the Company on such date, and the Company has met certain performance criteria.
(20)	Represents stock appreciation rights to acquire 9,551 shares of our common stock that vest in three equal annual installments beginning on April 19, 2011.
(21)	Represents options to acquire 35,938 shares of our common stock, which vested in two annual installments of 11,979 shares on each of March 18, 2010 and 2011 and one installment of 11,980 on March 18, 2012.
(22)	Consists of: (i) $2,550 in fiscal 2012 in our 401K matching contributions; (ii) $7,035, $7,035, and $7,036 in fiscal 2012, 2011 and 2010, respectively, attributable to our payment of long term disability benefits; (iii) $1,700 in fiscal 2010 for country club membership fees; (iv) $1,099 in each of fiscal 2012, 2011 and 2010 for the imputed value of group life insurance benefits as to which Mr. Harriman’s family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service; and (v) $1,560 in each of fiscal 2012, 2011 and 2010 for a wireless phone allowance.
(23)	Represents 2,678 shares of restricted stock that vest 100% on the date the Company files its Annual Report on Form 10-K for fiscal 2014, provided that Mr. Paez is still an employee of the Company on such date, and the Company has met certain performance criteria.
(24)	Represents stock appreciation rights to acquire 4,758 shares of our common stock that vest in three equal annual installments beginning on April 11, 2012.
(25)	Represents 3,049 shares of restricted stock that vest 100% on the date the Company files its Annual Report on Form 10-K for fiscal 2013, provided that Mr. Paez is still an employee of the Company on such date, and the Company has met certain performance criteria.
(26)	Represents stock appreciation rights to acquire 5,807 shares of our common stock that vest in three equal annual installments beginning on April 19, 2011.
(27)	Represents options to acquire 23,188 shares of our common stock, which vest as follows: 7,729 shares on March 18, 2010 and 2011; and 7,730 shares on March 18, 2012.
(28)	Represents 3,524 shares of restricted stock that vested 100% on the date the Company files its Annual Report on Form 10-K for fiscal 2014, provided that Mr. Voith is still an employee of the Company on such date, and the Company has met certain performance criteria.
(29)	Represents stock appreciation rights to acquire 6,261 shares of our common stock that vest in three equal annual installments beginning on April 11, 2012.
(30)	Consists of: (i) $8,533 in fiscal 2012 attributable to our payment of health and long term disability benefits; (ii) $1,798 in fiscal 2012 for the imputed value of group life insurance benefits as to which Mr. Voith’s family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service; (iii) $1,560 in fiscal 2012 for a wireless phone allowance; and (iv) $1,292 in fiscal 2012 in our 401K matching contributions.

Grants of Plan-Based Equity Awards

The following table provides information with respect to equity grants made to our Named Executive Officers under our compensation plans during fiscal 2012:

Grants of Plan-Based Awards
Name	Grant Date	Estimated Future Payouts under Non- Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock or Units (#)	All Other Option/ SARs Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Stock or Option/ SARs Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
George Feldenkreis,	4/11/2011	832,500	925,000	1,387,500	—	—	—	—	57,894	28.38	925,725
Chairman of the Board and Chief Executive Officer

Oscar Feldenkreis,	4/11/2011	832,500	925,000	1,387,500	—	—	—	—	57,894	28.38	925,725
Vice Chairman, President and Chief Operating Officer

Anita Britt,	4/11/2011	—	—	—	2,506	2,784	4,176	—	—	—	79,010
Chief Financial Officer	4/11/2011	—	—	—	—	—	—	—	4,944	28.38	79,055

Stephen Harriman,	4/11/2011	—	—	—	3,965	4,405	6,608	—	—	—	125,014
President, Bottoms Division	4/11/2011	—	—	—	—	—	—	—	7,824	28.38	125,106

Luis Paez,	4/11/2011	—	—	—	2,410	2,678	4,017	—	—	—	76,002
Chief Information Officer	4/11/2011	—	—	—	—	—	—	—	4,758	28.38	76,080

John Voith,	4/11/2011	—	—	—	3,172	3,524	5,286	—	—	—	100,011
President Golf and Sportswear	4/11/2011	—	—	—	—	—	—	—	6,261	28.38	100,113

None of our Named Executive Officers participated in our pension plan and none of our Named Executive Officers received any non-qualified deferred compensation earnings during fiscal 2012. Both the non-equity incentive plan awards and the equity incentive plan awards have a three-year performance period with vesting and amount of payout based on our level of achievement of cumulative revenue targets and cumulative EBITDA targets over the three-year performance period. The performance period commenced on January 30, 2011. The awards cliff-vest at the end of this performance period. The SARs awards vest in three equal annual installments commencing on April 11, 2012.

Outstanding Equity Awards at Fiscal Year Ended January 28, 2012

The following table provides information with respect to outstanding stock options and restricted stock held by our Named Executive Officers as of January 28, 2012:

Outstanding Equity Awards at Fiscal Year Ended January 28, 2012
Name	Option/SARs Awards						Stock Awards
	Number of Securities Underlying Unexercised Options/ SARs Exercisable (#)	Number of Securities Underlying Unexercised Options/ SARs Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
George Feldenkreis,	—	—		—	—	—	—	—		375,000	5,790,000	(2)
Chairman of the Board and Chief Executive Officer	67,500	—		—	16.59	3/3/2014	—	—		—	—
	23,558	47,116	(3)	—	24.93	4/18/2017	—	—		—	—
	—	57,894	(4)	—	28.38	4/11/2018	—	—		—	—
	125,000	125,000	(5)	—	4.63	3/17/2019	—	—		—	—

Oscar Feldenkreis,	—	—		—	—	—	—	—		375,000	5,790,000	(6)
Vice Chairman, President and Chief Operating Officer	67,500	—		—	16.59	3/3/2014	—	—		—	—
	23,558	47,116	(3)	—	24.93	4/18/2017	—	—		—	—
	—	57,894	(4)	—	28.38	4/11/2018	—	—		—	—
	125,000	125,000	(5)	—	4.63	3/17/2019	—	—		—	—

Anita Britt,	—	—		—	—	—	5,000	77,200	(7)	—	—
Chief Financial Officer	2,012	4,024	(8)	—	24.93	4/18/2017	—	—		—	—
	—	4,944	(9)	—	28.38	4/18/2018	—	—		—	—
	—	5,000	(10)	—	4.53	3/16/2019	—	—		—	—
	—	—		—	—	—	—	—		3,169	48,929	(11)
	—	—		—	—	—	`	—		2,784	42,985	(12)

Stephen Harriman,	3,183	6,368	(8)	—	24.93	4/18/2017	—	—		—	— `
President, Bottoms Division	—	7,824	(9)	—	28.38	4/11/2018	—	—		—	—
	11,979	11,980	(13)	—	4.63	3/17/2019	—	—		—	—
	—	—		—	—	—	—	—		5,014	77,416	(11)
	—	—		—	—	—	—	—		4,405	68,013	(12)
	—	—		—	—	—	—	—		7,700	118,888	(14)

Luis Paez,	1,935	3,872	(8)	—	24.93	4/18/2017	—	—		—	—
Chief Information	—	4,758	(9)	—	28.38	4/11/2018	—	—		—	—
	15,458	7,730	(15)	—	4.63	3/17/2019	—	—		—	—
	—	—		—	—	—	—	—		3,049	47,077	(11)
	—	—		—	—	—	—	—		2,678	41,348	(12)
	—	—		—	—	—	—	—		3,850	59,444	(14)

John Voith,	2,546	5,094	(8)	—	24.93	4/18/2017	—	—		—	—
President Golf and Sportswear	—	6,261	(9)	—	28.38	4/11/2018	—	—		—	—
	7,030	7,029	(16)	—	4.63	3/17/2019	—	—		—	—
	—	—		—	—	—	—	—		4,011	61,930	(11)
	—	—		—	—	—	—	—		3,524	54,411	(12)
	—	—		—	—	—	—	—		3,500	54,040	(14)

(1)	Based on the closing sales price for our common stock on the NASDAQ Global Select Market on January 27, 2012 in the amount of $15.44 per share.
(2)	The shares of restricted stock vest and the restrictions lapse on Mr. Feldenkreis’ 80th birthday, provided that he is still an employee of the Company on such date, and we have met certain performance criteria.
(3)	The shares subject to the stock appreciation right shall vest and become exercisable in three equal annual installments of 23,558 shares beginning on April 19, 2011.
(4)	The shares subject to the stock appreciation right shall vest and become exercisable in three equal annual installments of 19,298 shares beginning on April 11, 2012.
(5)	The shares subject to the options vest and become exercisable in two equal annual installments of 125,000 shares beginning on March 18, 2011.
(6)	The shares of restricted stock vest and the restrictions lapse on Mr. Feldenkreis’ 60th birthday, provided that he is still an employee of the Company on such date, and we have met certain performance criteria.
(7)	The shares of restricted stock vest and the restrictions lapse in two equal annual installments of 2,500 beginning on March 2, 2012.
(8)	The shares subject to the stock appreciation right shall vest and become exercisable in two remaining equal annual installments beginning April 19, 2012.
(9)	The shares subject to the stock appreciation right shall vest and become exercisable in three equal annual installments beginning April 11, 2012.
(10)	The shares subject to the option shall vest and become exercisable in two equal annual installments beginning on March 17, 2012.
(11)	The shares of restricted stock vest 100% on the date the Company files its Annual Report on Form 10-K for fiscal 2013, provided that he or she is still an employee of the Company on that date, and the Company has met certain performance criteria.
(12)	The shares of restricted stock vest 100% on the date the Company files its Annual Report on Form 10-K for fiscal 2014, provided that he or she is still an employee of the Company on that date, and the Company has met certain performance criteria.
(13)	The shares subject to the option vested and became exercisable as follows: 11,979 shares on March 18, 2011; and 11,980 shares on March 18, 2012.
(14)	The shares of restricted stock, vest 100% on February 1, 2013; provided that he or she is still an employee of the Company on such date and the Company has met certain performance criteria.
(15)	The shares subject to the option vested and became exercisable as follows: 7,729 shares on March 18, 2010 and 2011; and 7,730 shares on March 18, 2012.
(16)	The shares subject to the option vested and became exercisable as follows: 7,030 shares on March 18, 2011; and 7,029 shares on March 18, 2012.

Option Exercises and Stock Vested in Fiscal 2012

The following table provides information on stock option exercises and vesting of restricted stock held by the Named Executive Officers during fiscal 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
George Feldenkreis	225,000	1,098,000	—	—
Oscar Feldenkreis	225,000	1,098,000	—	—
Anita Britt	2,500	51,175	2,500	72,825
Stephen Harriman	—	—	—	—
Luis Paez	—	—	—	—
John Voith	—	—	—	—

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with our management.

2.	The Audit Committee has discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed by PCAOB Auditing Standards Section 380, Communication with Audit Committees, as currently in effect.

3.	The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP, required by PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence), as may be modified or supplemented, and has discussed with Deloitte & Touche LLP their independence.

4.	Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 28, 2012, for filing with the Commission.

THE AUDIT COMMITTEE

/s/ Joseph P. Lacher, Chairman

/s/ Joseph Natoli

/s/ Eduardo M. Sardiña

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

Fees for audit services totaled approximately $1,667,000 in fiscal 2012 and $1,357,000 in fiscal 2011, including fees associated with the annual audit of our financial and statutory statements, reviews of our quarterly financial statements and of our quarterly and annual reports on Form 10-Q and Form 10-K, respectively, as well as services performed in connection with Sarbanes Oxley attestation and other SEC registration statements and filings, in fiscal 2012 and fiscal 2011.

Audit-Related Fees

We did not pay any fees for audit-related services in either fiscal 2012 or fiscal 2011.

Tax Fees

We did not pay any fees for tax-related services in either fiscal 2012 or fiscal 2011.

All Other Fees

We did not procure any other services from Deloitte & Touche LLP in either fiscal 2012 or fiscal 2011.

Our Audit Committee pre-approves all audit services and permitted non-audit services (including the fees and terms thereof) to be performed by our independent registered public accounting firm, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, which are approved by our Audit Committee prior to the completion of the audit. Our Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

During fiscal 2012, our Audit Committee pre-approved all audit services performed by our independent registered public accounting firm and did not rely upon the de minimus exceptions described in Section 10A(i)(1)(B) of the Exchange Act.

PROPOSAL 2 – ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires all publicly traded companies to hold a shareholder advisory vote on executive compensation, which is commonly referred to as a “say on pay” vote. This vote is to approve the compensation of our executives as disclosed in the Executive Compensation and Compensation Discussion and Analysis sections of this proxy statement, including the compensation tables and the related narrative. We seek to closely align the interests of our executives with the interests of our shareholders. As described in Compensation Discussion and Analysis, our compensation programs are designed to reward our officers for the achievement of both short-term and long-term strategic and operational goals, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

This vote is advisory, which means that it is it not binding on the Company, our Board of Directors or the Compensation Committee. The vote on the proposed resolution set forth below is not intended to address any specific element of compensation, but rather relates to our overall compensation of our Named Executive Officers, as described in this proxy statement. If there is a significant vote against our executive compensation, the Compensation Committee will endeavor to determine the reasons for the negative vote. Voting results provide little detail by themselves, and we may consult directly with stockholders to better understand their issues and concerns. The Board of Directors and management believe that it is useful and appropriate to seek the views of stockholders when considering the design and implementation of executive compensation programs.

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote is required to approve this Proposal 2.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

PROPOSAL 2 – THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Deloitte & Touche LLP, an independent registered public accounting firm, has served as our independent registered public accounting firm since 1993. The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2013. One or more representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

Vote Required for Approval

Shareholder approval is not required for the appointment of Deloitte & Touche LLP, since the Audit Committee is responsible for selecting the independent registered public accounting firm. However, the appointment is being submitted for ratification at the Annual Meeting. No determination has been made as to what action the Board of Directors or the Audit Committee would take if shareholders do not ratify the appointment. The Audit Committee intends to evaluate the audit services it currently receives and may reconsider the Audit Committee’s selection if the Audit Committee deems it to be in the best interest of the Company.

PROPOSAL 3 – THE AUDIT COMMITTEE AND BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND A VOTE “FOR” THIS PROPOSAL.

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

As permitted by the Exchange Act, only one copy of this Proxy Statement is being delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies of the Proxy Statement.

We will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement or annual report to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the General Counsel by phone at (305) 592-2830 or by mail to the General Counsel, 3000 N.W. 107th Avenue, Miami, Florida 33172.

Shareholders residing at the same address and currently receiving only one copy of the Proxy Statement may contact the General Counsel by phone at (305) 592-2830 or by mail to the General Counsel, 3000 N.W. 107th Avenue, Miami, Florida 33172 to request multiple copies of the Proxy Statement in the future.

Shareholders residing at the same address and currently receiving multiple copies of the Proxy Statement may contact the General Counsel by phone at (305) 592-2830 or by mail to the General Counsel, 3000 N.W. 107th Avenue, Miami, Florida 33172 to request that only a single copy of the Proxy Statement be mailed in the future.

OTHER BUSINESS

Our Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, a shareholder intending to present a proposal to be included in our Proxy Statement for our 2013 Annual Meeting must deliver a proposal in writing to our principal executive offices, located at 3000 N.W. 107th Avenue, Miami, Florida 33172, Attn: General Counsel, no later than January 10, 2013. In order to avoid controversy, shareholders should submit proposals by means (including electronic) that permit them to prove the date of delivery.

If a shareholder presents a proposal for consideration at our 2013 Annual Meeting outside of the processes of Rule 14a-8 under the Exchange Act, we must receive notice of such proposal at our principal executive offices, listed above, no later than 60 days and no earlier than 90 days in advance of the date of such meeting. If notice is not so provided, the notice will be considered untimely under Rule 14a-4(c)(1) under the Exchange Act and our proxies will have discretionary voting authority with respect to such proposal, without including information regarding such proposal in our proxy materials. All such proposals must comply with the requirements of our second amended and restated articles of incorporation, as amended, a copy of which may be obtained at no cost from the Secretary of the Company.

Our second amended and restated articles of incorporation, as amended, also establish an advance notice procedure with regard to director nominations that are not submitted for inclusion in our proxy statement, but that a shareholder instead wishes to present directly at an annual meeting. For a director nomination to be properly brought before an annual meeting of shareholders, the shareholder must have given written notification thereof, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company, at the address listed above, no later than 60 days and no earlier than 90 days in advance of the date of such meeting. All such director nominations must comply with the requirements of our second amended and restated articles of incorporation, as amended, a copy of which may be obtained at no cost from the Secretary of the Company.

PERRY ELLIS INTERNATIONAL, INC.

ANNUAL MEETING OF SHAREHOLDERS – JUNE 12, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

PERRY ELLIS INTERNATIONAL, INC.

The undersigned hereby appoints George Feldenkreis and Oscar Feldenkreis, acting singly, as Proxies, each with full power to appoint a substitute, to represent and to vote, with all the powers the undersigned would have if personally present, all the shares of Common Stock, $.01 par value per share, of Perry Ellis International, Inc., a Florida corporation (the “Company”), held of record by the undersigned on May 3, 2012 at the Annual Meeting of Shareholders to be held on June 12, 2012 or any adjournment or adjournments thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the Proxy will be voted FOR all nominees and, FOR Proposal 2 and 3.

PLEASE DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED ENVELOPE.

NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Important Notice Regarding the Availability of

Proxy Materials for the Annual Shareholder

Meeting to be Held on June 12, 2012

The Proxy Statement and Annual Report to Shareholders on Form 10-K are available at:

http://www.cstproxy.com/perryellis/2012

(Continued, and to be marked, dated and signed on the other side)

The Board of Directors recommends that you vote for the following nominees for director:

PROPOSAL 1. ELECTION OF DIRECTORS OF THE COMPANY

A.	☐	FOR THE THREE NOMINEES LISTED BELOW TO SERVE UNTIL THE 2015 ANNUAL MEETING OF SHAREHOLDERS	☐	WITHHOLD AUTHORITY to vote for the nominees listed below
(01) Oscar Feldenkreis (02) Joe Arriola (03) Joseph P. Lacher

(INSTRUCTIONS: To withhold authority for any individual nominee, write that nominee’s name in the space below.)

The Board recommends you vote FOR the following proposals:

PROPOSAL 2.	NON-BINDING SAY-ON-PAY VOTE.
TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION
FOR ☐ AGAINST ☐ ABSTAIN ☐

PROPOSAL 3.	RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING FEBRUARY 3, 2013. FOR ☐ AGAINST ☐ ABSTAIN ☐

In their discretion, the Proxies are authorized to vote upon other business as may come before the meeting.

Dated: , 2012

PLEASE SIGN HERE
Please date this proxy and sign your name exactly as it appears hereon.
Where there is more than one owner, each should sign. When signing as an agent, attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer who should indicate his office.